UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SPARTAN STORES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

June 25, 2010

Dear Shareholder:

                    We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 11, 2010, at Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, beginning at 10:00 a.m., local time. Your Board of Directors looks forward to greeting those shareholders who are able to attend the meeting.

                    The matters to be acted upon at the Annual Meeting are described in the enclosed notice of meeting and proxy statement. The proxy statement also contains information about the different methods you can use to vote your proxy, including by telephone or internet. Also enclosed is our Annual Report for the year ended March 27, 2010. We encourage you to read these documents carefully.

                    The annual meeting will be webcast live. Anyone may access the webcast by visiting the "For Investors" section of our website, www.spartanstores.com, and following the links to the live webcast.

                    It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please sign, date and return the enclosed proxy card as soon as possible, or vote your shares by telephone or internet as described in the Introduction section of our proxy statement. Regardless of whether or not you plan to attend the annual meeting, voting your shares prior to the meeting will not affect your right to vote in person if you attend the meeting.

                    If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting, and please note that attendance will be limited to shareholders of the Company and the holders of shareholder proxies. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card to be admitted to the meeting. "Street name" shareholders must bring a copy of a brokerage statement reflecting stock ownership as of June 16, 2010 to be admitted to the meeting. For all attendees, admission to the meeting will require presentation of a valid driver's license or other federal or state issued photo identification card.

                    Thank you.

Sincerely, Dennis Eidson President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          The 2010 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, on Wednesday, August 11, 2010, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

1.	The election of three directors.
2.	A proposal to amend Article V of the Articles of Incorporation to declassify the Board of Directors to provide for the annual election of all directors.
3.

Two related proposals to amend the Articles of Incorporation to clarify the shareholder vote required for an amendment to the Bylaws by the shareholders. The proposals would lower the supermajority vote provision in Article XIII and eliminate a shareholder vote provision in Article XII(A).

4.	A proposal to approve the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010.
5.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year; and
6.	Any other business that may properly come before the meeting.

          You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 16, 2010. A copy of Spartan Stores' Annual Report for the year ended March 27, 2010 is enclosed with this notice.

          If you plan to attend the meeting: Please note that attendance will be limited to shareholders of the Company, the holders of shareholder proxies and invited guests. Admission to the meeting will require presentation of a valid driver's license or other federal or state issued photo identification card. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card to be admitted to the meeting. "Street name" shareholders must bring a copy of a brokerage statement reflecting stock ownership as of June 16, 2010 to be admitted to the meeting.

          Important Notice Regarding the Availability of Proxy Materials: Spartan Stores' Proxy Statement and Annual Report to Shareholders for the fiscal year ended March 27, 2010, which accompany this notice, are available for viewing via the Internet at [TBD].

          In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the "For Investors" section of our website, www.spartanstores.com, by clicking the "SEC Filings" link.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Executive Vice President General Counsel and Secretary
June 25, 2010

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET. See the information in the Introduction section of our proxy statement regarding how to vote by telephone or internet, how to revoke a proxy, and how to vote in person.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 11, 2010

PROXY STATEMENT
Dated June 25, 2010

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our," the "Company" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to each shareholder of Spartan Stores, Inc.

Questions and Answers About the Proxy Materials and Our 2010 Annual Meeting

Q.	Why am I receiving these materials?

A.

The Company's Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Spartan Stores, Inc. 2010 annual meeting of shareholders, which will take place on Wednesday, August 11, 2010, at the Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, at 10:00 a.m., local time. Shareholders are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q.	What information is contained in these materials?

A.

The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately June 25, 2010.

Q.	Who may attend the meeting?

A.

Only the Company's shareholders, their duly appointed proxies, and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card to be admitted to the meeting. "Street name" shareholders must bring a copy of a brokerage statement reflecting stock ownership as of June 16, 2010. All attendees must present photo identification.

Q.	What proposals will be voted on at the annual meeting?

A.	There are six proposals scheduled to be voted on at the annual meeting:

•	election of three directors for three year terms expiring in 2013;

•	a proposal to amend Article V of the Articles of Incorporation to declassify the Board of Directors;

•

a proposal to amend Article XIII of the Articles of Incorporation to lower the supermajority shareholder vote required to effect an amendment to the Bylaws from 80% of shares outstanding to two-thirds;

•	A proposal to amend Article XII(A) of the Articles of Incorporation to delete a duplicative supermajority vote requirement for shareholder amendments to the Bylaws;

•	a proposal to approve the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010; and

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

In addition, any other business that may properly come before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Q.	How does the Company's Board of Directors recommend that I vote?

A.

Your Board of Directors recommends that you vote FOR election of each nominee named in this proxy statement, FOR each proposal, and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditor.

Q.	Who may vote?

A.

You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock at the close of business on June 16, 2010. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of [June ____, 2010], there were [_______________] shares of Spartan Stores common stock outstanding.

Q.	How do I vote?

A.	If you properly sign and return the enclosed proxy card, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

If you are a shareholder of record, Spartan Stores also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.

Internet Voting. You may vote via the Internet by visiting [TBD]. You may navigate to the online voting site by clicking the "Cast Your Vote" button. Have the instructions attached to your proxy card ready when you access the site, and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card.

Q.	How do I vote if I hold my shares in "street name"?

A.

If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we will collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	What happens if I do not cast a vote?

If you hold your shares in street name it is critical that you cast your vote if you want it to count. In the absence of instructions from you, your bank or broker may vote your shares only on "routine" matters, such as the ratification of the Company's independent public accounting firm. Until recently, your bank or broker was allowed to vote shares held on your behalf in the election of directors as they determined appropriate. The NYSE recently enacted a change in the rules applicable to its member firms that took away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.

Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast in the election of directors or on the other proposals described in this proxy statement, except that your bank or broker will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent public accounting firm.

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

	•	by delivering written notice of revocation to Spartan Stores' Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

	•	By delivering a proxy card bearing a later date than the proxy that you wish to revoke;

	•	by casting a subsequent vote via telephone or the Internet, as described above; or

	•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Q.	What is the quorum requirement for the annual meeting?

A.

To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. A broker "non-vote" occurs when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal.

Q.	May the annual meeting be adjourned?

A.

Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies. In addition, the Chairman of the Board may adjourn the meeting in the event of disorder or under other circumstances consistent with the Company's bylaws and rules of conduct for the annual meeting.

Q.	What vote is necessary to approve the proposals?

A.

Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. As discussed in the Corporate Governance Principles section of this Proxy Statement, a director-nominee receiving a greater number of votes "withheld" than votes "for" election is required to promptly offer his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Declassification of the Board of Directors. The proposed amendment to the Articles of Incorporation to declassify the Board of Directors will be approved if a majority of the shares that are outstanding and entitled to vote on June 16, 2010 are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will have the same effect as a vote against the proposal.

Vote Required for to Amend Article XIII. The proposed amendment to Article XIII of the Articles of Incorporation to lower the supermajority shareholder vote required to amend the Bylaws from 80% to two-thirds of shares outstanding will be approved if 80% of the shares that are outstanding and entitled to vote on June 16, 2010 are voted in favor of the proposal. A supermajority vote is required to amend Article XIII due to the requirements of the Michigan Business Corporation Act. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will have the same effect as a vote against the proposal.

Vote Required to Amend Article XII(A). The proposed amendment to Article XII(A) of the Articles of Incorporation to delete the supermajority shareholder vote required for changes to the Bylaws (which is duplicative of the similar provision included in Article XIII but states a different level of required vote) will be approved if a majority of the shares that are outstanding and entitled to vote on June 16, 2010 are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will have the same effect as a vote against the proposal.

The Executive Cash Incentive Plan of 2010. The Executive Cash Incentive Plan to be voted on at the meeting will be approved if a majority of the shares voted on this proposal are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on this proposal voted in favor of this proposal.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

Q.	What are broker non-votes and what effect do they have on the voting on the proposals?

A.

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. A broker is typically entitled to vote shares held for a beneficial owner on routine matters, such as ratification of the appointment of Deloitte & Touche LLP as independent auditors, without instructions from the beneficial owner of those shares.

If you hold your shares in "street name" and do not provide your broker with timely voting instructions, your shares will not be voted with respect to the election of directors or any of the proposed amendments to the Company's Articles of Incorporation.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K within four business days after the annual meeting.

Election of Directors

          The Board of Directors proposes that the following three individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2013 annual meeting of shareholders:

Craig C. Sturken
Dennis Eidson
Frederick J. Morganthall, II

          Biographical information concerning the nominees appears below under the heading "The Board of Directors."

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

          Your Board of Directors recommends that you vote FOR election of all nominees as directors.

Proposal to Amend the Articles of Incorporation to Declassify the Board of Directors

          The Board of Directors recommends approval of an amendment to Article V of the Company's Articles of Incorporation that would declassify the Board and cause each director to be elected annually for a one-year term.

          Article V of our Articles of Incorporation currently provides that our Board is divided into three classes as nearly equal in number as possible, with each class being elected every three years and with the term of one class expiring at each Annual Meeting of Shareholders. If the proposed amendments are approved by the requisite vote of our shareholders, the classification of the Board will be phased out as follows:

          The term of office of those directors elected at the 2010 Annual Meeting will end at the 2013 Annual Meeting, at which those directors will be eligible to stand for re-election for a one-year term.

          Those continuing directors whose current terms expire at the 2011 or 2012 Annual Meetings, respectively, will serve the remainder of their terms (i.e., until the 2011 or 2012 Annual Meetings, respectively), and thereafter will be eligible to stand for re-election for a one-year term.

          Beginning with the 2013 Annual Meeting of shareholders, all of the Company's directors would be elected each year for a term of one year.

          Any director chosen as a result of a newly-created directorship or to fill a vacancy on the Board prior to the 2012 Annual Meeting will hold office until the next election of the class for which such director has been chosen for appointments. After the 2012 Annual Meeting, any director appointed to fulfill a newly appointed directorship or to fill a vacancy on the Board will hold office until the next Annual Meeting.

          If our shareholders do not approve these amendments, the Board will remain classified and the directors will continue to be elected to serve three-year terms, subject to their earlier removal in accordance with the Articles of Incorporation.

          If approved, this proposal will become effective upon the filing of an amendment to the Articles of Incorporation with the appropriate agency of the State of Michigan, which Spartan Stores intends to do promptly if shareholder approval is obtained. In addition, if this proposal is approved, the Board of Directors intends to promptly amend the Bylaws of the Company to provide for the annual election of directors consistent with the Articles of Incorporation, as amended.

          The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board has concluded that a classified board structure was in the best interests of Spartan Stores and its shareholders under the circumstances because a classified board generally provides for continuity and stability, promotes a long-term focus and may assist in the event of a hostile or coercive takeover attempt because the acquirer, being unable to unilaterally replace the entire board in a single election, may be more likely to negotiate with the board on pricing and other acquisition terms.

          In its most recent review of this issue, however, after considering evolving corporate governance practices and the risk of coercive takeover efforts, the Board of Directors unanimously concluded that amending the Articles of Incorporation to provide for the annual election of all directors in the manner set forth in the proposed amendments is in the best interests of Spartan Stores and our shareholders. In this regard, the Board recognizes that many investors and commentators believe that the election of directors is the primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies.

          The Board has unanimously approved the amendments and recommends that shareholders approve the amendment to Article V of the Articles of Incorporation to provide for the declassification of the Board of Directors. Copies of these proposed amendments are attached to this Proxy Statement as Appendix A.

Your Board of Directors Recommends That You Vote FOR Approval of the Declassification of the Board of Directors

Proposals to Amend the Articles of Incorporation To Clarify the Vote Required for Shareholder Changes to the Bylaws

          The Board of Directors recommends approval of an amendment to Article XIII of the Company's Articles of Incorporation that will lower the shareholder vote required by that Article for the Company's shareholders to amend, alter, or repeal the bylaws, or to adopt new bylaws, from 80% of the shares outstanding and entitled to vote to two-thirds of the shares outstanding and entitled to vote. In addition, the Board of Directors recommends approval of an amendment to delete a duplicative provision regarding shareholder changes to the bylaws set forth in Article XII(A).

          These proposed changes would eliminate an inconsistency between Article XII(A) and Article XIII regarding the vote required for changes to the bylaws initiated by shareholders. Specifically, while current Article XIII states that an 80% vote of the shareholders is required, Article XII(A) provides that a vote of two-thirds of the voting stock of the Company is required for the shareholders to repeal or change the bylaws.

          Pursuant to the Michigan Business Corporation Act, the proposed amendment to Article XIII must be approved by the affirmative vote of 80% of shares outstanding and entitled to vote.

          If the proposals are adopted, the shareholders of the Company may amend, alter or repeal the bylaws by a vote of two-thirds of the shares issued and outstanding and entitled to vote.

          If the proposal to amend Article XII(A) is approved but the proposal to amend Article XIII is not approved, then the vote required for shareholders to amend the bylaws would remain at 80%.

          The proposed changes to Articles XII and XIII are set forth on Appendix B to this proxy statement.

Your Board of Directors Recommends That You Vote FOR the Proposed Change to Article XIII and FOR the Proposed Change to Article XII(A) of the Articles of Incorporation

Proposal to Approve the Executive Cash Incentive Plan of 2010

          The Board of Directors believes that Spartan Stores' interests are best advanced by aligning the interests of its key officers with the interests of its shareholders. Therefore, to provide incentives and rewards for achievement of financial and other business goals, on May 12, 2010, the Board of Directors adopted and approved, subject to shareholder approval, the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010 (the "Executive Plan").

          The Executive Plan is similar to the Company's Annual Executive Incentive Plan of

2005, which will expire by its terms at the Company's 2010 annual meeting of shareholders, except that the Executive Plan permits the Compensation Committee to establish performance objectives for multi-year periods.

          Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Executive Plan is intended to provide for the ability to award compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

          The Executive Plan would permit the Compensation Committee to designate for the performance period any executive officer (currently nine persons) of Spartan Stores or any of its subsidiaries as a participant under the Executive Plan. However, it is the intention of the Compensation Committee that participation in the Executive Plan in any period would be limited to those individuals who are expected to receive compensation for that year that would not otherwise be tax deductible under Section 162(m). Because Section 162(m), by its terms, limits its application to a corporation's chief executive officer and four other most highly compensated officers or other officers who may be included among those five officers, it is not presently expected that any person other than those officers would receive bonuses under the Executive Plan for a given performance period.

          Participants in the Executive Plan could also receive cash or other bonuses from Spartan Stores under that or other bonus programs. The Executive Plan provides, however, that no payment under any other bonus program or compensation arrangement may be contingent upon failure to meet the performance goals for payment of an incentive bonus under the Executive Plan.

          The following is a summary of the material features of the Executive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Executive Plan. The summary is qualified in its entirety by reference to the terms of the Executive Plan, a copy of which is attached as Appendix C to this proxy statement.

          Under the Executive Plan, the Compensation Committee must specify for each participant, for the applicable performance period:

•	a target bonus, expressed as a percentage of the participant's annual base salary or a specified dollar amount;

•	incentive bonus levels, expressed as a percentage of the target bonus, to be paid for specified levels of achievement of performance goals;

•	the applicable business criteria by which performance will be measured; and

•	any specific conditions under which an incentive bonus could be reduced or forfeited (but not increased).

          Incentive bonus levels could be expressed as a matrix of percentages of the target bonus that would be paid at specified levels of performance. The percentage of the target bonus paid may be determined by interpolation if the performance achieved falls between specified performance levels above the threshold. Alternatively, incentive bonus levels may be expressed as a mathematical formula determining the percentage of the target bonus payable at varying levels of performance.

          The term incentive bonus, as used in the Executive Plan, means a bonus awarded and paid to a participant for services to Spartan Stores or its subsidiaries during a performance period, that would be based upon achievement of pre-established financial and other objectives by Spartan Stores, one or more of its subsidiaries or business units, or any combination thereof.

          The Compensation Committee would determine the performance goal or set of goals for each participant for the performance period, the attainment of which would have to be substantially uncertain when specified. The performance goal or set of goals would have to be established in writing by the Compensation Committee during the first 90 days of the performance period and would have to be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals was satisfied and from that determination could calculate the performance-based compensation to be paid. Although the Compensation Committee would have authority to exercise reasonable discretion to interpret the Executive Plan and the performance goals that it would specify pursuant to the Executive Plan, it may not amend or waive such performance goals after the 90th day of a performance period. The Compensation Committee would have no authority or discretion to increase any incentive bonus or to construct, modify or apply the measurement of performance in a manner that would directly or indirectly increase the incentive bonus for any participant for any performance period above the amount determined by the applicable objective criteria established within the first 90 days of the performance period.

          Under the Executive Plan the performance of Spartan Stores would be determined by reference to one or more of the following business criteria specified by the Compensation Committee, either individually or in any combination, applied to either Spartan Stores as a whole or to a Spartan Stores business unit or subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net earnings; earnings before or after taxes, interest, depreciation, and/or amortization; earnings per share, reflecting dilution of the common stock as the Compensation Committee deems appropriate, and, if the Compensation Committee so determines, net of or including dividends; net sales; net sales growth; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense or cost levels; margins; operating efficiency; customer satisfaction, satisfaction based on specified objective goals or a Spartan Stores-sponsored customer survey; working capital targets; economic value added measurements; market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; aggregate product price and other product measures; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; inventory turnover; debt reduction; associate turnover; specified objective social goals; and safety record.

          The performance measurement defined by the Compensation Committee could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable fiscal year; acquisitions, divestitures or accounting changes; foreign exchange gains and losses; and other special charges or extraordinary items.

          Payment of an incentive bonus to a participant for a performance period under the Executive Plan would be entirely contingent upon the attainment of the specified performance goal or goals. The maximum bonus for any participant for a single performance period under any and all single or multi-year performance plans could not exceed $4,500,000 multiplied by the number of full or partial fiscal years included in the performance period. The incentive bonus payable to a participant for a year would be paid as soon as feasible following final determination and written certification by the Compensation Committee that the applicable performance goals and any vesting period established by the Committee had been satisfied.

          In general, if an associate ceased to be a participant during any performance period, or prior to actual receipt of the award for a previous performance period, because of the participant's termination of employment for any reason other than death, disability, retirement or change in control, then the participant would not be entitled to any award for such performance period. The Compensation Committee would be authorized under the Executive Plan to provide for the payment of an incentive bonus to a participant who dies, retires, or becomes disabled during a performance period or any applicable vesting period, and may provide for payment of an incentive bonus to participants upon a change in control of the Company, all subject to the requirements and restrictions of Section 162(m) and 409A of the Internal Revenue Code. The Compensation Committee would nevertheless be authorized to reduce or eliminate any incentive award otherwise payable under the Executive Plan.

          If approved, the Executive Plan would be in effect for fiscal 2011 and would terminate without action by the Board of Directors or Compensation Committee as of the date of the first meeting of shareholders held in fiscal 2015, unless reapproved by shareholders at such meeting or earlier. If reapproval occurs, the Executive Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Executive Plan terminates due to lack of reapproval by the shareholders, no incentive bonuses will be paid under the Executive Plan for any performance period that ends on or after the date of the Company's first shareholder meeting held in 2015.

          The Board of Directors or Compensation Committee could terminate the Executive Plan at any time and could from time to time amend the Executive Plan as it considers proper and in the best interests of Spartan Stores, provided that no termination or amendment could impair the validity of, or the obligation of Spartan Stores to pay, any incentive bonus awarded for any performance period prior to the fiscal year in which the termination or amendment is adopted or, if later, is effective. In addition, no amendment could be made without the approval of shareholders of Spartan Stores if it would change the list of business criteria on which the Compensation Committee may base performance goals. An amendment adopted after the first 90 days of a performance period could not directly or indirectly increase the amount of any incentive bonus, alter the allocation of benefits among participants, or alter any element of a performance goal in a manner that would increase any incentive bonus payable to any participant for that period.

          Benefits that would be paid under the Executive Plan in the future, if the Executive Plan is approved by the shareholders, are not determinable. The amount of incentive bonus any individual would receive under the Executive Plan will depend upon corporate and/or business unit performance for each fiscal year and is not presently determinable, however, the Executive Plan is similar to the Company's Annual Executive Plan of 2005, which was in effect for fiscal 2010. As discussed in the Compensation Discussion and Analysis section of this proxy statement, no awards were made under the Annual Executive Plan of 2005 for fiscal 2010 because the threshold levels of performance were not achieved. The same result would have occurred if the proposed Executive Plan had been in effect for fiscal 2010.

          Selection of a participant for a performance period would be limited to that performance period and would not assure selection for any other period. Messrs. Eidson, Staples, Sturken, Adornato and DeYonker, and other officers of Spartan Stores or its subsidiaries who could be designated to participate in the Executive Plan in the future, could be considered to have an interest in the Executive Plan.

          To qualify as performance-based compensation under Section 162(m), the material terms of the Executive Plan must be approved by the shareholders of Spartan Stores. No compensation will be paid under the Executive Plan unless the Executive Plan is approved by the shareholders. The affirmative vote of the holders of a majority of the shares of Spartan Stores common stock represented in person or by proxy and voting on this proposal at the annual meeting is required to approve the Executive Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

Your Board of Directors Recommends That You Vote FOR Approval of the Executive Cash Incentive Plan of 2010

Ratification of Selection of Independent Auditors

          Spartan Stores' Audit Committee has approved the selection of Deloitte & Touche LLP as the Company's independent auditors to audit the financial statements and internal controls of Spartan Stores and its subsidiaries for fiscal 2011, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending March 26, 2011.

          The independence of the Company's independent public accounting firm is of paramount concern to the Audit Committee and the Board of Directors. The Audit Committee evaluates the independence of the auditors at least annually. Deloitte & Touche has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte & Touche has effective internal monitoring of their independence. The Company and Deloitte & Touche have complied with SEC requirements on audit partner rotation. The lead audit partner was replaced in fiscal 2009.

          Independence is not the sole factor in the selection of the Company's independent auditor. The Audit Committee also considers price, quality of service and knowledge of Spartan Stores and the Company's industry when considering auditor selection.

          More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Auditors," and "Audit Committee Report."

          If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider a change in auditors for the next year.

          Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

          Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2011.

Corporate Governance Principles

          Spartan Stores is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to Spartan Stores' corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board's ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	Board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	Board meetings and committees;

•	evaluation and compensation of the Board and executive officers;

•	directors' access to management and outside advisors;

•	strategic planning;

•	succession planning; and

•	communications.

          This section of our proxy statement summarizes certain charters, policies, and principles relating to Spartan Stores' corporate governance. More information regarding the Company's corporate governance, including a copy of our Corporate Governance Policy, is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Independence

          The Board believes that the independence of directors is an essential feature of the Company's governance. Independent directors help assure that the Board and its committees are dedicated to acting in the best interests of the shareholders. Accordingly, Spartan Stores' Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the SEC and the Nasdaq Listing Rules).

          More than two-thirds of the Company's Board has consisted of independent directors for years. Currently, six of Spartan Stores' eight directors are independent. At present, the Board has only two current management directors: Craig Sturken, the Executive Chairman and former Chief Executive Officer, and Dennis Eidson, the current President and Chief Executive Officer.

          When the Chairperson of the Board is the current or former Chief Executive Officer, the Chairperson of the Nominating and Corporate Governance Committee serves as Lead Independent Director. The role of the Lead Independent Director is to aid and assist the Chairperson and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. The Lead Independent Director acts as the principal liaison between the independent directors and the Chairperson of the Board, may recommend matters for the Board to consider and advises the Chairperson of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties. Other responsibilities of the Lead Independent Director including developing the agenda for and chairing executive sessions of the Board of Directors and communicating with the Chairperson as appropriate, presiding over

Board meetings in the absence of or at the request of the Chairperson, assisting in the recruitment of Board candidates, and, in coordination with the Nominating and Corporate Governance Committee, providing performance feedback to the Chairperson. Although management is responsible for the preparation of materials for the Board's review, the Lead Independent Director may request the inclusion of specific material. The Lead Independent Director may also recommend to the Chairperson of the Board the retention of consultants who report directly to the Board.

The Board of Directors' Role in Risk Oversight

          Management of risk is the direct responsibility of the Company's senior leadership team. The Board of Directors is responsible for overseeing the Company's risk management and risk mitigation. In its oversight of the Company's risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company's primary mechanisms for risk management are the Company's enterprise risk management program ("ERM"), its internal audit program, strategic review sessions held between the Board and management, and the Company's external audit by an independent accounting firm.

          The Company relies on its ERM process to help identify, monitor, measure and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company's risk management practices and capabilities. The Company's internal audit department provides management and the Board with information and analysis regarding operational, compliance and strategic risks, and seeks to improve business processes to minimize risks of fraud and abuse.

          At least annually, the Board of Directors undertakes a comprehensive review of the Company's strategic plans and objectives with management. This review necessarily involves the identification and assessment of strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

          The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company's internal audit and ethics programs, including the Company's codes of conduct and ethics. The Audit Committee members meet independently with the Company's internal auditor and representatives of the independent auditing firm on a regular basis.

•

The Compensation Committee evaluates the risks and rewards associated with the Company's compensation philosophy and programs. As discussed in more detail in the Compensation Discussion & Analysis section of this proxy statement, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation.

•

The Nominating and Corporate Governance Committee regularly reviews the Company's governance structure and mechanisms to promote the long-term interests of shareholders. The Nominating and Corporate Governance Committee also oversees the succession planning process for senior leadership positions.

Board Leadership Structure

          The Nominating and Corporate Governance Committee and the Board of Directors evaluate, from time to time, the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including efficiency, the

Company's current Board composition, the experience and skills of our management team, and other factors.

          The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that at this time, it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, who previously served as the Company's Chief Executive Officer for over five years, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

          The Board of Directors believes that this leadership structure supports the risk oversight function of the Board (discussed above) by allowing the Chief Executive Officer and senior management to focus on strategic opportunities and risks within the framework of the Company's risk management programs, while the Board, under the leadership of the Executive Chairman, provides oversight in connection with those efforts.

Committee Charters

          The Board has appointed four chartered committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding the committee's organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Attendance

          The Board is proud of its record of recruiting and retaining directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who are effective in serving the long-term interests of shareholders. Board and committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each committee on which he or she serves as a member.

          Spartan Stores' Board of Directors held five meetings during fiscal 2010. In fiscal 2010, each director attended at least 75% of the total of all meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

          Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Despite the geographic diversity of their home cities, all of Spartan Stores' then-current directors have attended the annual meetings of shareholders for at least the past six years, except that one director was unable to attend the 2009 annual meeting of shareholders.

Alignment of Shareholder, Management, and Director Interests

          The Board has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of the shareholders. Therefore, the Board and the Compensation Committee have made equity awards a substantial component of management and director compensation. In addition, the Board of Directors has established stock ownership guidelines for corporate officers and directors to ensure that they face the same downside risk and upside potential as shareholders. Under the stock ownership guidelines, the Company's executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified multiple of the executive's annual base salary, ranging for various positions from five times the applicable salary to one times the applicable salary. Each member of the Board of Directors is expected to acquire and continue to hold shares of the Company's common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Please see the "Compensation Discussion and Analysis" and "Compensation of Directors" sections of this proxy statement for additional information.

Majority Voting

          The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company's shareholders. It will be presumed that any director who receives a greater number of votes "withheld" than votes "for" such election in an uncontested election at an annual meeting of shareholders (a "Majority Withheld Vote") does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to promptly offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Retirement and Change in Employment Status

          The Board of Directors believes that it is generally appropriate for directors to retire before the age of 72. A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 72nd birthday. The Board of Directors recognizes, however, that the wisdom, experience and contribution of an older director could benefit the Board and the Nominating and Corporate Governance Committee may, in its discretion, nominate a director for re-election after his or her 72nd birthday in a case which the Nominating and Corporate Governance Committee determines to be exceptional. Currently, none of our directors is age 72 or older.

          Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community. A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director's offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

          Spartan Stores recognizes that the proper direction and management of the Company requires the dedication of the executive officers and a significant commitment from its directors. Accordingly, the Board has established a policy governing membership on the boards of other companies.

          Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the Board of Directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer's membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer's responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

          Spartan Stores is committed to the highest standards of integrity, honesty, and ethics in business. The Board has approved, and the Audit Committee administers, a Code of Conduct and Business Ethics (the "Code") that articulates the Company's standards regarding business ethics and expectations regarding the conduct of directors, management, and associates. This Code establishes basic guidelines to help the Company comply with legal requirements and conduct our business with honesty and integrity. The Code sets forth rules of conduct concerning disclosure of information, conflicts of interest, accurate recordkeeping and reporting, and receipt of personal benefits. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through the Company's HonorLine telephone system on a confidential and anonymous basis. The Code is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          In addition, the Company has a comprehensive Code of Conduct Policy applicable to all associates that articulates the Company's core values and sets forth standards of conduct regarding a broad range of topics, including antitrust compliance, securities matters, environmental law compliance, political contributions, workplace conduct, and other matters that are essential to the integrity of our business activities.

Succession Planning

          The Board of Directors reviews periodically succession planning for the Company's Chief Executive Officer and other executive officers to manage continuity of leadership in the execution of the Company's business strategies, as reflected in the recent transition of Mr. Eidson into the Chief Executive Officer position in accordance with the Board of Director's succession planning. For more information, please see our Corporate Governance Policy and the Compensation Committee Charter in the "For Investors" section of our website, www.spartanstores.com.

Board and Management Communication

          Spartan Stores is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any Spartan Stores manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company's strategic plan.

Director Education

          Spartan Stores encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend an appropriate continuing director education program at least once every two years.

Nominee Qualifications and the Nominations Process

          There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of

Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so.

          The Board of Directors believes that Spartan Stores and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board.

          The Company has engaged and paid fees to third party search firms to assist the Nominating and Corporate Governance Committee in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

          The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Shareholder Nominations of Director Candidates

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission ("SEC") in a proxy statement soliciting proxies for the election of those nominees.

          The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee's recommendations, to the full Board of Directors.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

          The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement.

Shareholder Communications with Directors

          In accordance with the Spartan Stores' Shareholder Communication Policy, shareholders who wish to send communications to Spartan Stores' Board of Directors may do so by sending them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement. Such communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of Spartan Stores and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

The Board of Directors

General

          The Board of Directors currently consists of eight directors. Assuming that all of the nominees are elected, there will be eight directors immediately following the annual meeting. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year. Mr. Sturken, Mr. Morganthall, and Mr. Eidson are standing for re-election.

          The biographies of each of the nominees and continuing directors below contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors With Terms Expiring in 2013

          Craig C. Sturken (age 66) is the Executive Chairman of the Company. Mr. Sturken has been a director of Spartan Stores since March 2003, was Chief Executive Officer of Spartan Stores from March 2003 to October 2008, President of Spartan Stores from March 2003 to October 2007, and Chairman of the Board of Spartan Stores since August 2003 (including Executive Chairman since October 2008). Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including 10 years with the Great Atlantic & Pacific Tea Company ("A&P"), a food retailer whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P's Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P's Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers' Company. Mr. Sturken is uniquely qualified to serve as a director of Spartan Stores by virtue of his four decades of experience in the retail grocery industry and his knowledge of the Company and its operations gained during his service as Spartan's Chief Executive Officer.

          Frederick J. Morganthall, II (age 58) has been a director of Spartan Stores since his appointment to the Board in May 2006. Since October 1997, Mr. Morganthall has been the President of Harris Teeter, Inc., a supermarket chain operating in North Carolina, South Carolina, Virginia, Georgia, Tennessee, and Florida. Harris Teeter is a wholly owned subsidiary of Ruddick Corporation, a holding company whose stock is traded on the New York Stock Exchange. Prior to becoming President of Harris Teeter, Mr. Morganthall served Harris Teeter in other executive positions since 1992. Mr. Morganthall's qualifications for service as a director of Spartan Stores include his extensive executive experience in the grocery industry (including distribution and supply chain operations) and his knowledge of competitive conditions and strategic developments in our industry.

          Dennis Eidson (age 56) has been a director of Spartan Stores since October 2007, Chief Executive Officer since October 2008, President of Spartan Stores since October 2007, and was our Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining Spartan Stores, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P's Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P's Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P's Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the retail grocery industry, including his executive experience at A&P.

Directors With Terms Expiring in 2011

          Elizabeth A. Nickels (age 48) has been a director of Spartan Stores since 2000. Since February 2000, Ms. Nickels has served as an executive at Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on the Nasdaq Global Select Market. She is currently President of Herman Miller Healthcare, a position she has held since August 2007, and Executive Vice President of Herman Miller, Inc., a title she has held since February 2000. Ms. Nickels also served as Chief Financial Officer of Herman Miller from February 2000 to August 2007. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on the Nasdaq Global Select Market. Ms. Nickels is a certified public accountant. Ms. Nickels' qualifications to serve as a director include her wealth of experience and knowledge of business, finance and accounting matters gained through seventeen years of executive experience with publicly traded companies.

          James F. Wright (age 60) has been a director of Spartan Stores since 2002. Mr. Wright is the Chairman of the Board and Chief Executive Officer of Tractor Supply Company, a farm equipment and supply retailer whose stock is listed on the Nasdaq Stock Market. Mr. Wright served as Chairman, President and Chief Executive Officer of Tractor Supply from 2007 to 2009, President and Chief Executive Officer from October 2004 to November 2007, and was President and Chief Operating Officer from 2000 until October 2004. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida. Mr. Wright contributes to the Board of Directors his valuable knowledge and experience gained from his many years of executive experience with retail organizations, including over six years of experience as the Chief Executive Officer and nearly three years of experience as Chairman of the Board of a publicly traded retailer.

Directors With Terms Expiring in 2012

          M. Shân Atkins (age 53) has been a director of Spartan Stores since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director and chair of the Human Resources Committee of The Pep Boys - Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the New York Stock Exchange. Ms. Atkins is also a director of Tim Hortons, Inc., Canada's leading quick service restaurant chain whose stock is traded on the New York Stock Exchange, and Shoppers Drug Mart Corporation, a retail drug store chain whose stock is traded on the Toronto Stock Exchange. From 1999 to 2001, Ms. Atkins served as a director and a member of the audit committee of Chapters, Inc., a book retailer whose stock was traded on the Toronto

Stock Exchange prior to the company's acquisition. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co. (now known as Sears Holdings Corporation), a retailer whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant. Ms. Atkins' qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, her experience in developing and executing strategic plans for major retail organizations, and her business and investment experience in private equity.

          Dr. Frank M. Gambino (age 56) has been a director of Spartan Stores since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative) of Elizabeth, New Jersey, which is an advisory committee that reports to the Wakefern Board of Directors. He is also secretary to the Western Michigan University Food Industry Advisory Board. He is a past member of the board of directors for Alliance Foods and the Food Distribution Research Society and past senator to the WMU Faculty Senate. He has served and continues to serve on several industry advisory groups including such organizations as the National Grocers Association and the Food Marketing Institute. Dr. Gambino's qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

          Timothy J. O'Donovan (age 65) has been a director of Spartan Stores since 2003. Mr. O'Donovan is the retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc. a footwear company whose common stock is listed on the New York Stock Exchange. Mr. O'Donovan served as Chairman of the Board of Wolverine from April 2005 through December 2009. In April 2007, Mr. O'Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O'Donovan served as Wolverine's Chief Executive Officer and President from April 2000 until April 2005, and as Chief Operating Officer and President from 1996 until April 2000. Before 1996, Mr. O'Donovan was Executive Vice President of Wolverine. Mr. O'Donovan is also a director of Kaydon Corporation, a designer and manufacturer of bearing systems whose stock is traded on the New York Stock Exchange. Mr. O'Donovan's qualifications for service as a Director include his extensive experience as a public company executive and more than 25 collective years of experience on public company boards and service on both audit and compensation committees of public company boards.

Board Committees

          Spartan Stores' Board has four standing committees:

•	the Executive Committee;

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

          The table below shows the current membership of each Board committee and the number of meetings each Committee held in fiscal 2010.

BOARD OF DIRECTORS COMMITTEE MEMBERSHIP

Director	Independent Director(1)	Executive Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
M. Shân Atkins	Yes		Member		Member
Dennis Eidson	No
Dr. Frank M. Gambino	Yes			Member	Member
Frederick J. Morganthall, II	Yes		Member		Member
Elizabeth A. Nickels	Yes	Member	Chair		Member
Timothy J. O'Donovan	Yes	Member		Chair	Member
Craig C. Sturken	No	Chair
James F. Wright	Yes	Member		Member	Chair
Number of Meetings in Fiscal 2010(2)		1	6	6	4

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.

(2)	The full Board of Directors held five meetings in fiscal 2010.

          Executive Committee. The Executive Committee has the full power and authority of the Board to manage the business affairs and property of Spartan Stores between meetings of the full Board. The Executive Committee has authority to recommend to the Board a successor to the Chief Executive Officer when a vacancy occurs.

          Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal control, and legal compliance. The Audit Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls. The Audit Committee represents the Board in oversight of:

•	the integrity of the financial statements of the Company;

•	the Company's system of disclosure controls and procedures and internal controls over financial reporting;

•	the independence and performance of the Company's independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

•	the performance of the Company's internal audit function; and

•	compliance by the Company with legal and regulatory requirements.

          The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting. The Audit Committee reviews the performance, independence, and objectivity of the independent auditors at least annually and takes or recommends to the full Board appropriate action to ensure the independence of the independent auditors. Independent auditors report directly to the Audit Committee.

          See "Independent Auditors-Audit Committee Approval Policies" for a discussion of the Audit Committee's procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

          The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          The Board of Directors has determined that Audit Committee members M. Shân Atkins and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

          Each member of the Audit Committee is independent, as that term is defined in applicable Nasdaq Listing Rules.

          Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

          The Compensation Committee has the authority and responsibility to:

•

determine and oversee the Company's executive compensation philosophy, structure, policies and programs, and assess whether the Company's compensation structure establishes appropriate incentives for management and associates;

•

administer, amend, interpret or make recommendations to the Board of Directors with respect to retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans of the Company that are approved by the Board of Directors ("Plans");

•

approve stock option and other stock incentive awards and authorize the issuance of shares of the Company's Common Stock, options and rights to acquire Common Stock, awards and units denominated in Common Stock, and other interests in the Company's Common Stock pursuant to the Plans;

•

review and approve corporate and personal goals and objectives relevant to the compensation and evaluation of the Chief Executive Officer, and evaluate the performance of the Chief Executive Officer in light of those goals and objectives in coordination with the Nominating and Corporate Governance Committee;

•	approve the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Chief Executive Officer;

•

review with the Chief Executive Officer and approve the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Company's other executive officers;

•

evaluate the risks and rewards associated with the Company's compensation philosophy and programs and take actions that the Committee considers necessary to mitigate risk and discourage excessive or inappropriate risk-taking;

•	review succession planning for the Chief Executive Officer and other key executive officers of the Company;

•	review, recommend and approve employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;

•	review, recommend and approve Company policies pertaining to executive perquisites and personal benefits; and

•

review and approve the compensation and benefits provided to directors and authorize the issuance of equity compensation, including restricted stock and stock options, for services to the Company as a director.

          The Compensation Committee also has additional powers, authority and responsibilities that are specified in the Compensation Committee Charter or delegated to the Compensation Committee by the Board of Directors or by Plans approved by the Board of Directors.

          Compensation Committee Processes and Procedures. The Compensation Committee reviews all aspects of executive compensation each year, typically in May. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company's performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current fiscal year, and may adjust executive salaries. The Compensation Committee's decision making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

          Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel. Please see the information under the caption "Use of Independent Compensation Consultants" in the Compensation Discussion and Analysis section of this proxy statement for more information.

          Participation by Management. The Company's compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company's executive officers and Human Resources associates serve as a resource to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. In appropriate cases, in its discretion, the Compensation Committee may delegate its authority to the executive officers, being mindful that the Compensation Committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the Compensation Committee under its Charter. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations and reporting responsibilities as the Compensation Committee in its discretion may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

          Although the Compensation Committee makes many of the most significant compensation decisions in the first quarter of the fiscal year, the Company's compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes for the Compensation Committee and the full Board of Directors.

          Share-based Award Policy. The Board of Directors has long believed that the process by which the Company awards stock options and other share-based compensation must be transparent, fair, and compliant with all applicable legal requirements and stock exchange rules. For these reasons, the Board of Directors has adopted the Policy Regarding Stock Option Grants and other Share Based Awards which provides, among other provisions, that:

•

Share based awards will not be back-dated. No share based award may have an effective date earlier than the actual date of the action of the Board of Directors or authorized committee of the Board of Directors to approve the award;

•	The exercise price for all share based awards will be based on the market value of Spartan Stores common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information;

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share based awards. This authority may not be delegated to executive officers or associates; and

•

All share based awards to the Company's executive officers and directors will be timely reported pursuant to Section 16 of the Securities and Exchange Act of 1934. Share-based awards are typically granted in May of each year and in conjunction with promotions or newly hired executives.

          A copy of the Policy Regarding Stock Option Grants and other Share Based Awards is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Additional information regarding the Company's compensation philosophy and the Compensation Committee's processes and procedures is set forth in the Compensation Discussion and Analysis section of this proxy statement.

          The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

          Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company's corporate governance. The Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

          The Committee has the authority and responsibility to:

•	determine, review, administer, interpret, amend and make recommendations to the Board of Directors regarding the Company's corporate governance policy;

•

review and recommend to the Board of Directors any changes in the size and composition of the Board of Directors and develop and recommend to the Board of Directors criteria for the selection of candidates for election as directors;

•	provide the independent director oversight of nominations for election to the Board of Directors contemplated by Nasdaq Listing Rules;

•

lead the search for individuals qualified to become members of the Board of Directors, review the qualifications of candidates for election to the Board of Directors, and assess the qualifications, contributions and independence of incumbent directors standing for re-election to the Board of Directors;

•

recommend to the Board of Directors the candidates to be nominated and recommended by the Board of Directors for election to the Board of Directors at each annual meeting of shareholders or to be appointed by the Board of Directors to fill a vacancy on the Board of Directors;

•

develop and recommend to the Board of Directors for its approval an annual evaluation process for the Board of Directors, and its standing committees, and conduct and discuss with the Board of Directors the annual performance evaluation;

•

evaluate periodically the performance, authority, operations, charter and composition of each standing or ad hoc committee of the Board of Directors and recommend to the Board of Directors any changes the Committee determines to be appropriate;

•

review and make recommendations to the Board of Directors on the Board of Director policies and practices relating to corporate governance, independence of directors, conflicts of interest, ethics, and business conduct;

•	review and make recommendations to the Board of Directors regarding responses to proposals of shareholders that relate to corporate governance;

•	assess the independence of directors in accordance with applicable rules and regulations at least annually; and

•

develop and periodically review and revise, as appropriate, a management succession plan and related procedures; consider and recommend to the Board of Directors candidates for successor to the Chief Executive Officer of the Company and, with appropriate consideration of the Chief Executive Officer's recommendations, candidates for succession to other executive offices.

          The Nominating and Corporate Governance Committee also has additional powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of Spartan Stores, the chair of the Nominating and Corporate Governance Committee will act as the Lead Independent Director. The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption "Director Independence."

          Each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Independent Auditors

Independent Auditors' Fees

          The aggregate fees billed by Deloitte & Touche LLP to Spartan Stores and its subsidiaries for fiscal 2010 and fiscal 2009 are as follows:

	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$597,563	$644,870
Audit-Related Fees(2)	21,350	42,000
Tax Fees(3)	348,308	515,662
All Other Fees	--	--

____________________

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, and related consultations.

(2)	Audit-related services consist principally of services related to accounting matters not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence. Tax compliance and preparation fees account for $250,368 and $390,862 of the total tax fees for fiscal 2010 and fiscal 2009, respectively.

          Deloitte & Touche LLP did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

          The Audit Committee Charter provides the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte & Touche LLP. The charter requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the Audit Committee. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors' services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

Audit Committee Report

          The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal control, and legal compliance. The Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

          The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company's website at www.spartanstores.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

          Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting, the Company's disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company's internal control over financial reporting.

          The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company's audited financial statements for the year ended March 27, 2010, management's assessment of the effectiveness of the Company's internal controls over financial reporting, and the independent auditors' attestation report on the Company's internal controls over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent auditors their independence. This included consideration of the compatibility of non-audit services with the auditors' independence.

          Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 27, 2010.

Respectfully submitted,

Elizabeth A. Nickels, Chair
M. Shân Atkins
Frederick J. Morganthall, II

Ownership of Spartan Stores Stock

Five Percent Shareholders

          The following table sets forth the number of shares of Spartan Stores common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 16, 2010. This information is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of June 16, 2010. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)

BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	1,814,420	1,814,420	-	1,814,420

(1)	The percentages set forth in this column were calculated on the basis of [_] shares of common stock outstanding as of June 16, 2010.

(2)	Based on a Schedule 13G dated as of December 31, 2009 filed by BlackRock, Inc.

Security Ownership of Management

          The table below sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of April 2, 2010. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Theodore C. Adornato	72,906	-	72,906	*
M. Shân Atkins	21,603	-	21,603	*
Alex J. DeYonker	55,711	-	55,711	*
Dennis Eidson	206,348	-	206,348	*
Dr. Frank M. Gambino.	18,103	-	18,103	*
Frederick S. Morganthall, II	12,301	-	12,301	*
Elizabeth A. Nickels	24,402	-	24,402	*
Timothy J. O'Donovan	18,103	5,000	23,103	*
David M. Staples	104,024	-	104,024	*
Craig C. Sturken	212,017	-	212,017	*
James F. Wright	20,721	-	20,721	*
All directors, nominees and executive officers as a group (15 persons)	1,033,017	18,209	1,051,226	4.7%

___________________________
(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of April 2, 2010.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after April 2, 2010. Each listed person having such stock options and the number of shares subject to such options is shown in the chart below:

Theodore C. Adornato	29,745
M. Shân Atkins	5,144
Alex J. DeYonker	17,025
Dennis Eidson	67,190
Dr. Frank M. Gambino.	5,144
Frederick S. Morganthall, II	5,144
Elizabeth A. Nickels	5,144
Timothy J. O'Donovan	5,144
David M. Staples	33,958
Craig C. Sturken	98,938
James F. Wright	5,144

All directors, nominees and executive officers as a group (16 persons)	346,808

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 22,452,213 shares of common stock outstanding as of April 2, 2010, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after April 2, 2010. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores' Executive Officers

          Spartan Stores' executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

          Biographical information for Mr. Eidson and Mr. Sturken is included above in the "Board of Directors" section of this proxy statement. The following sets forth biographical information as of June 25, 2010 concerning Spartan Stores' executive officers who are not directors:

          Theodore C. Adornato (age 56) has been Executive Vice President Retail Operations since 2003. Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

          David deS. Couch (age 59) has served as Vice President Information Technology since 1996. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Previously, Mr. Couch held positions in product marketing, data center management and communication network management for Hewlett Packard and General Foods Corporation.

          Alex J. DeYonker (age 60) has served as Executive Vice President General Counsel and Secretary since October 2006. Mr. DeYonker joined the Company from Warner Norcross & Judd LLP, a Grand Rapids-based law firm with over 220 attorneys, where he had served as Managing Partner from 2002 to 2006 and Partner from 1988 until joining Spartan Stores. While at Warner Norcross, Mr. DeYonker served as General Counsel to Spartan Stores since 1995 and as the Company's Corporate Secretary since 2000. He was also a Company Board member from 1999 to 2003, serving on the Executive and Nominating Committees.

          Alan R. Hartline (age 41) has served as Executive Vice President Merchandising and Marketing since June 2009. Mr. Hartline previously served as Spartan's Executive Vice President Merchandising from October 2008 to June 2009. Mr. Hartline was Spartan's Senior Vice President Merchandising from February 2007 to October 2008, Vice President Center Store Merchandising from October 2003 to February 2007, and Vice President Retail Merchandising from May 2003 to October 2003. Prior to joining Spartan Stores, Mr. Hartline was strategic business manager at Daymon Worldwide, and spent two years with A&P's Midwest division where he held positions as Senior Category Manager, Merchandising Program Manager, and Director of Strategic Pricing and Data Integrity. In addition, Mr. Hartline spent 15 years with the Kroger Company in various Operations and Merchandising positions.

          Derek Jones (age 41) has been Executive Vice President Wholesale Operations since June 2009. Prior to holding that position, Mr. Jones served as Spartan Stores' Executive Vice President Supply Chain from September 2006 until June 2009. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Supply Chain Operations for Office Depot, Inc., a global supplier of office products and services.

          David M. Staples (age 47) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

          Thomas A. Van Hall (age 54) has been Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President - Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May 2000 to March 2001. From December 1997 to May 2000, he was Vice President - Supply Chain and from 1991 to 1997 he served as Vice President - Finance of the Bil Mar Foods Division of Sara Lee Corporation. He is a certified public accountant.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

          Fiscal 2010 was a challenging year for the Company and most other companies in the food and wholesale industry. Michigan led the nation in unemployment during all of fiscal 2010 with rates up to 15% and improving slightly to approximately 14% at the end of fiscal 2010. While the Company and other retail and wholesale operations experienced inflation prior to 2010, product price deflation became a factor in eroding sales trends in fiscal 2010. The bankruptcies of General Motors and Chrysler and the resulting effects on auto suppliers and employment in the auto industry severely affected the state and created thousands of job cuts in auto manufacturing and supply industries. Although the Company is encouraged by recent economic developments, the economic recovery for Michigan is predicted to be lower and the state's economic vitality may lag the rest of the U.S. The Company's review of U.S. compensation surveys found many employers cutting or freezing base pay increase budgets, and almost half of the participants in surveys by Mercer Consulting and Towers Watson expected their annual incentive plans to pay out below target or not at all for calendar 2009.

          Management and the Board of Directors were challenged to attract and retain our top talent, while making necessary cutbacks to plan for the inevitable economic impact to our fiscal 2010 business. Therefore, the Company's leadership began fiscal 2010 by suspending the 401(k) match for corporate associates and retail store directors and assistant store directors, reducing the Annual Incentive Plan bonus participation levels to 75% of normal participation levels for all officers and other eligible associates, deferring base pay increases from June 2009 to October 2009and reducing the salary increases to 2%. There was a reduction in force conducted in January 2010 affecting 40 associates and all retail banners reduced hours and staff in reaction to softer sales. These adjustments made possible the second best EBITDA performance in the Company's history.

          The Company also experienced other successes in fiscal 2010, including the successful consolidation of the Company's Plymouth Distribution Center into its Grand Rapids distribution facilities and the integration of VG's into the organization. Benefit adjustments were made in January and Sunday overtime was eliminated in April in the VG's banner.

          After considering the extraordinary events in fiscal 2010, management proposed and the Board of Directors approved a modified bonus for associates who are participants in the

Annual Incentive Plan other than the Executive Chairman, President and Chief Executive Officer, and all Executive Vice Presidents. Under the modified bonus, the payout was at 50% of the reduced plan target, with limits imposed by positions, resulting in a median payment of $1,280 per associate, an average payout of $2,602 per associate, and a total for the modified bonus in an amount equal to approximately $2.35 million for associates who did not otherwise earn a bonus under the plan. This modified bonus addressed reward and recognition, a key driver of engagement in a tough year with many accomplishments and sacrifices. The Company and the Board believe that this modified bonus also sets the stage for associates to be re-energized toward the achievement of financial results in fiscal 2011.

Overview

          The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies. The Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice. The Compensation Committee determines and implements the Company's executive compensation philosophy, structure, policies and programs, and administers and interprets the Company's compensation and benefit plans.

Objectives of Spartan Stores' Compensation Programs

          The primary objectives of the Company's compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which Spartan Stores competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each of base salary, annual incentives, and long-term incentives;

•	support Spartan Stores' long-range business strategy;

•	promote the long-term profitable growth of the Company by linking compensation elements to the achievement of key strategic and financial goals;

•	reward the Company's executives for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company's performance and share price.

          As is discussed in more detail below, to achieve these objectives, the Compensation Committee and the Board analyzes salary and annual and long term incentive compensation data for peer group companies and retail and general industry surveys, evaluates the Chief Executive Officer and reviews the Chief Executive Officer's evaluations of other individual executive performance, considers generally the Company's financial performance and success in achieving strategic objectives, and reviews tally sheets summarizing compensation opportunities and realized compensation for each executive to determine the executive's level of compensation and opportunity for performance based compensation.

Risk Considerations

          In the context of the domestic retail and distribution operating company nature of our business, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following additional reasons:

•

we structure our pay to consist of both fixed compensation (approximately 40% of the target total net compensation for named executive officers) and variable compensation (approximately 60% of the target total net compensation);

•	we cap our cash incentive opportunity at twice the target level;

•

all of our share-based awards are subject to vesting periods: our restricted stock awards generally vest over five years, our stock option awards generally vest over four years, and our restricted stock units, which are earned based on achievement of earnings per share, vest over two years following the performance period;

•

because consolidated net earnings is the performance measure for determining cash incentive payments for named executive officers and certain other officers, we believe that our executives are encouraged to take a balanced approach that focuses on corporate profitability;

•	our consolidated net earnings targets are applicable to associates as well as executives;

•	we have strict internal controls;

•

Our Chief Executive Officer and Chief Financial Officer are contractually obligated to reimburse the Company for any incentive-based or equity-based compensation if the Company is required to prepare an accounting restatement due to misconduct; and

•	we have stock ownership guidelines.

Pay for Performance

          The Company observes a "pay for performance" policy for executives. This means that the Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial proportion of executive compensation to the achievement of goals that the Board considers important. As a result of this general policy, a substantial portion of the compensation paid to our executives is incentive-based. Specifically, approximately 60% of target total net compensation paid to our named executive officers in the aggregate consisted of variable, or at-risk, compensation (i.e., payments under our cash incentive plans and option and restricted stock share-based awards). Our executive officers are not able to realize value from stock options unless the Company's share price increases, and will not receive payments under cash incentive plans unless the Company meets specified minimum financial goals. The value of restricted stock awards to our named executive officers depends on the value of the share price as the shares vest.

          The measures of performance that the Committee uses are discussed in detail below under the heading How the Compensation Committee Determines Compensation Levels.

Internal Pay Equity

          Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company while providing incentives to achieve the Company's business and financial objectives. While we believe that our executive compensation program must be internally consistent and equitable in order to achieve our corporate objectives, the Compensation Committee considers internal pay equity as one factor among the many considerations discussed in this section, and is not individually determinative of any element of individual compensation. Generally speaking, each of our executive officers is compensated according to the responsibilities and competitive considerations for the position and the accomplishments and potential of the individual. As a natural result of these considerations, persons holding positions with relatively greater responsibilities receive relatively higher levels of compensation.

Elements of Compensation

          Executive compensation generally consists of the following elements:

•	base salary;

•	performance-based cash compensation, if any, under the Company's cash incentive plans; and

•	participation in Spartan's shareholder-approved equity-based incentive plans.

          Each component of compensation, as well as the mix of each component, is designed to accomplish one or more of the compensation objectives described above. We use these elements of compensation because we believe that they provide a mix of fixed and at-risk compensation that creates appropriate incentives for short-term and long-term performance.

          Base Salary. Competitive base salaries are necessary to attract and retain well-qualified executives. Pursuant to employment agreements entered into with each of its named executive officers, Spartan Stores reviews the salary of each executive on an annual basis. The Compensation Committee analyzed executive salaries at its May 2009 and October 2009 meetings and adjusted base salaries effective in October 2009 (as discussed in greater detail under the caption "Analysis of Compensation Elements" below).

          Annual Incentive Award. In fiscal 2010, we provided the opportunity for each of our executive officers to earn an annual cash incentive award ("Incentive Award") under Spartan Stores, Inc. Annual Executive Incentive Plan of 2005 (the "2005 Annual Plan"). Because the threshold performance targets that the Compensation Committee established under the 2005 Annual Plan were not achieved, no cash incentive awards were paid to the Executive Chairman, Chief Executive Officer or any Executive Vice President for fiscal 2010.

          As discussed under the caption "Proposal to Approve the Executive Cash Incentive Plan of 2010," the 2005 Annual Plan will expire by its terms at the Company's 2010 annual meeting of shareholders, and will be succeeded (if approved by the shareholders) by the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010, which is similar to the 2005 Annual Plan, but allows multi-year performance periods.

          During fiscal 2010, the Company also maintained the Spartan Stores, Inc. 2000 Annual Incentive Plan (the "2000 Annual Plan"), in which certain non-executive associates were provided an opportunity to earn cash incentive compensation. The 2000 Annual Plan expired by its terms at the end of fiscal 2010. The Board of Directors, upon recommendation of the Compensation Committee, approved the Spartan Stores, Inc. 2010 Cash Incentive Plan to succeed the 2000 Annual Plan. The 2010 Cash Incentive Plan is substantially the same as the 2000 Annual Plan, but allows multi-year performance periods.

          The following discussion specifically addresses the plans that were in place for fiscal 2010, namely, the 2005 Annual Plan and 2000 Annual Plan. However, because the proposed Executive Cash Incentive Plan of 2010 and the 2010 Cash Incentive Plan are very similar to the expiring plans, the following discussion applies equally to the Executive Cash Incentive Plan of 2010 (if approved), and the 2010 Cash Incentive Plan.

          The 2005 Annual Plan and 2000 Annual Plan are non-equity incentive compensation plans that are designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plans. The plans are designed to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention, and motivation of plan participants.

          The 2005 Annual Plan permits annual incentive compensation paid under the plan to be deductible under the Internal Revenue Code. Under the terms of the 2005 Annual Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company's shareholders at a later date), and it must specify the relationship between the level of the Incentive Award and the performance measure. Payment of Incentive Awards under the 2005 Annual Plan is entirely contingent on the achievement of specified objective measures of performance. Under the terms of the 2000 Annual Plan, the Compensation Committee has more discretion to establish performance criteria (which may be subjective) and determine Incentive Award levels.

          Spartan's named executive officers and certain other key associates may elect to receive all or a portion of any Incentive Award they may receive in the form of Spartan Stores common stock pursuant to the Company's 2001 Stock Bonus Plan. The Stock Bonus Plan is designed to create additional incentive for participants to make significant contributions to the long-term performance and growth of the Company and to join the interests of participants with the Company's shareholders. Under the Plan, participants have ten days following notification of the amount of their Incentive Award (if any) to provide a written election to receive up to 100% of their Incentive Award in the form of Spartan Stores stock. At the conclusion of the ten-day election period, associates who make such an election receive Spartan common stock having a value equal to the portion of the Incentive Award designated by the associate, plus an additional grant of shares having a value of 30% of the portion of the participant's Incentive Award that he or she elected to receive in stock. The common stock granted under the plan is valued at the average of the highest and lowest sales prices of Spartan common stock reported by Nasdaq on the first trading day following the conclusion of the ten-day election period. All shares issued under the Stock Bonus Plan are subject to a twelve-month holding period.

          Equity-Based Incentive Awards. Spartan maintains two equity incentive plans that permit the Compensation Committee to award stock options, shares of restricted stock, and other equity awards to executives: the Spartan Stores, Inc. 2001 Stock Incentive Plan and the Spartan Stores, Inc. Stock Incentive Plan of 2005. Both plans have been approved by the Company's shareholders. Awards under Spartan's equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in Spartan.

          Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company's equity compensation plans, dilution of shareholders, and each executive's current ownership of the Company's stock.

          Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company. For fiscal 2010, our long-term equity incentive awards consisted of grants of restricted stock, stock options, and restricted stock units (which were not earned).

          Restricted Stock. The Compensation Committee has granted restricted stock to named executive officers and certain other key associates of the Company. Shares of restricted stock awarded in fiscal 2010 vest ratably over a five-year period from the date of the grant. Restricted stock awards encourage executives to focus on strategies that promote the long-term profitable growth of the Company and increase shareholder value. Grants of restricted stock have three key advantages over other forms of equity compensation:

•

Executive Retention. The time-based vesting feature of the Company's restricted stock grants creates strong incentives for executives to have lengthy careers with the Company. Executives who voluntarily leave the Company forfeit any unvested shares of restricted stock unless the Compensation Committee exercises its discretion to waive restrictions.

•	Immediate Stock Ownership. The grant of restricted stock increases executives' ownership stake in the Company and immediately helps align their interests with those of the shareholders.

•

Efficient Use of Shares. Both restricted stock and stock options deliver share-based economic value, but restricted stock can provide at the time of grant more value to the executives with fewer shares compared to stock options. Therefore, the use of restricted stock can be less dilutive to shareholders than stock options.

          Executives receive any dividends paid on unvested restricted shares. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled "Potential Payments Upon Termination or Change-in-Control."

          Stock Options. The Compensation Committee has granted stock options under the Company's equity incentive plans and has set the terms upon which stock options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. In fiscal 2010, the Compensation Committee awarded stock options to each named executive officer. The stock options vest ratably over a four-year period beginning one year from the date of the grant and have a ten-year exercise period. The exercise price for stock options awarded in fiscal 2010 was equal to the closing price of Spartan Stores common stock traded on Nasdaq on the date of the grant.

          Restricted Stock Units. The Compensation Committee awarded performance-based restricted stock units to our executives in fiscal 2010. The restricted stock units were denominated and were to be paid in shares of Spartan Stores stock based on the Company's achievement of threshold, target, and maximum levels of earnings per share as determined by the Compensation Committee. No restricted stock units would be earned unless the threshold level of performance was achieved. The actual number of restricted stock units earned, if any, could have varied from 50% of the target number (if the threshold level of performance was met) to 200% of the target number (if the maximum level of performance was met or exceeded). The earned restricted stock units, if any, would have converted to shares of restricted stock on a one-for-one basis. The restricted stock would then have been subject to a two-year cliff vesting period. For fiscal 2010, the Compensation Committee established the following matrix to determine the degree to which the restricted stock units were to be earned:

	Earnings Per Share	Percentage of Targeted Earnings Per Share Achieved for Fiscal 2010	Percent of Target Restricted Stock Units Earned*

		<90%	0%

Threshold	$1.37	90%	50%
		95%	75%
Target	1.52	100%	100%
		105%	117%
		110%	133%
		115%	150%
		120%	167%
Maximum	1.90	>125%	200%
*The percentage of Restricted Stock Units Vesting earned is interpolated for actual achievement between the threshold and maximum performance levels identified above.

          The threshold level of earnings per share was not achieved for fiscal 2010. Accordingly, no restricted stock units granted to any executive officer in fiscal 2010 were earned.

          In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions "Pension Benefits" and "Nonqualified defined contribution plans and other nonqualified deferred compensation plans."

How the Compensation Committee Determines Compensation Levels

Overview

          The Compensation Committee's overall decision making process can be summarized as follows:

•

The Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•	The Committee reviews publicly disclosed grants of share-based awards to named executive officers at the Peer Group Companies and other relevant companies;

•	The Committee reviews and analyzes data to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

The Committee compares the compensation of the Company's executives to compensation at the comparable companies in the context of the Company's financial performance, economic conditions, and other factors;

•

The Committee sets compensation opportunities for our executives that generally target the median levels for comparable companies, but adjustments are made for a number of considerations discussed below, including individual performance, company performance, past compensation (as summarized on "tally sheets"), and other factors.

Targeting the Median Market Level

          In general, the Compensation Committee seeks to provide target compensation opportunities that are consistent with the median

(i.e., 50th percentile) market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity (referred to in this section as "Peer Group Companies").

          The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. Following its review of the Peer Group Companies in October 2009, the Compensation Committee made additions and deletions to the Peer Group Companies (noted below). The Peer Group Companies for fiscal 2010 were as follows:

Big Lots, Inc. (1)
Brown Shoe Co. Inc.
Chiquita Brands International (2)
Collective Brands, Inc. (1)
Dick's Sporting Goods, Inc. (1)
Flowers Foods, Inc. (2)
Herman Miller
Jo-Ann Stores, Inc.
Longs Drug Stores (1)
The Pep Boys - Manny, Moe & Jack
Petsmart, Inc. (1)
Pier 1 Imports, Inc. (1)
Nash Finch Co. (2)
Ralcorp Holdings (2)
Ruddick Corp. (2)
Ross Stores, Inc. (1)
Steelcase, Inc.
Susser Holdings Corp. (2)
Tractor Supply Co.
United Natural Foods, Inc. (2)
Universal Forest Products, Inc.
Wolverine Worldwide (2)

(1) Removed effective January 2010.
(2) Added effective January 2010.

          Because the Compensation Committee established opportunities for equity compensation and annual cash incentive compensation in May 2009 and adjusted executive salaries in October 2009 (as discussed below), the changes made to the Peer Group Companies identified above did not factor into those decisions.

          Determining the median level for a compensation category at the Peer Group Companies is not the end of the analysis. In most cases, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business.

          The Company's compensation targets for each category of compensation are summarized in the following table. The Company's competitive posture is measured relative to the estimated 50th percentiles of the Peer Group Companies or, where appropriate, broader industry groups.

Pay Component	Target (Compared to Peer Group Companies)
Base Salary	50th percentile
Annual Incentive Award (cash bonus)	50th percentile (30% to 90% of the base salary, with a maximum bonus of 200% of the target opportunity)
Total Cash Compensation (Salary and Annual Incentive Award)	50th percentile
Long-Term Incentives (share- based compensation)	50th percentile, subject to share limitation and other factors
Net Total Cash Compensation and Long-Term Incentives	50th percentile

          In general, a pay component is considered to be consistent with the 50th percentile target if it is within 10% of the applicable amount. While the Compensation Committee believes that each component of compensation should be consistent with the targets above, the target serves only as a reference point and does not end the analysis. The Committee also considers:

•	individual performance;
•	time each executive has served in the position;
•	the experience of each executive;
•	future potential of the executive;
•	internal equity;
•	retention concerns; and
•	company performance.

          Because the duties, responsibilities and authority of the Executive Chairman position are not easily comparable to corresponding positions at the Peer Group Companies, Mr. Sturken's compensation levels are determined by the Compensation Committee based his experience, his performance, and his contributions to the Company in the context of compensation data for reasonably comparable positions in a broad industry group.

Evaluating Individual Performance

          Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process with respect to salary, equity incentive award opportunities, and, from time to time, discretionary bonuses.

          To evaluate the individual performance of the Chief Executive Officer, the Committee works with the Chief Executive Officer to establish performance objectives for the upcoming fiscal year. These goals are typically qualitative, but may include quantitative measures of operational or financial performance. Following the completion of the fiscal year, the Chief Executive Officer completes a self-evaluation of his performance and submits it to the Board of Directors. Each member of the Board of Directors reviews the self-evaluation and prepares his or her own review of the Chief Executive Officer and submits it to the chair of the Compensation Committee. The chair of the Compensation Committee compiles the evaluations and, together with the chair of the Nominating and Corporate Governance Committee, communicates an overall review to the Chief Executive Officer.

          For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee and the full Board of Directors an evaluation of each executive officer's performance.

          The Compensation Committee considers the evaluations of individual performance of the Chief Executive Officer and the other named executive officers in any adjustment of salaries and the value of equity awards up or down from the 50th percentile target for the applicable compensation element. As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee's decision-making process necessarily involves the Committee's informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Reviewing Tally Sheets

          When making compensation decisions, the Compensation Committee reviews tally sheets prepared for each of the named executive officers. Each of these tally sheets presents the dollar amount of each named executive officers' current cash compensation (base salary and incentive awards) and equity awards. These tally sheets report a multi-year history of annual compensation for the named executive officers (both opportunity and realized). The tally sheets exclude the two nonqualified deferred compensation plans discussed below under the caption "Nonqualified defined contribution plan and other nonqualified deferred compensation plans" because the executives participation in those plans is not material to the Compensation Committee's overall decision making process.

          The purpose of the tally sheets is to bring together various elements of compensation of our named executive officers so that the Compensation Committee may review both the individual elements of compensation (including the compensation mix) and the aggregate total amount of compensation. The Compensation Committee uses the tally sheet information as part of its analysis in compensation decision-making. In its most recent review of tally sheets, the Compensation Committee determined that the annual compensation amounts for our CEO and the other named executive officers remained consistent with the Compensation Committee's expectations. The Committee made certain adjustments described below in response to competitive considerations and individual performance considerations.

Analysis of Compensation Elements for Fiscal 2010

          As discussed in more detail above, the Committee generally seeks to provide each executive with a base salary, cash incentive opportunity, and share-based compensation that is consistent with the market level for similar positions, while taking into account the executive's performance, level of responsibility, retention concerns, and other factors discussed above. With respect to share-based awards, the Compensation Committee also considers the availability and usage of shares under the Company's equity compensation plans, and resulting dilution to shareholders.

          Base Salaries. In October 2009, the Compensation Committee approved a base salary increase of 2% for all salaried associates. Mr. Eidson received a salary increase of 6%. The Committee authorized the incremental increase as a result of Mr. Eidson's individual performance during the prior fiscal year and an increase in the median salary for corresponding positions at the Peer Group Companies. The Compensation Committee believes that the base compensation for Mr. Eidson remained below the 50th percentile for corresponding positions within the Peer Group Companies as of the end of fiscal 2010.

          Mr. Sturken's base salary was reduced by 50% in fiscal 2010 in connection with the transition to his current position as Executive Chairman

          The Compensation Committee concluded that the base salaries for Mr. Staples and Mr. Adornato were below and Mr. DeYonker was above, but generally consistent with, the 50th percentile market level, and accordingly each of them received the 2% increase in base salary provided for salaried associates.

          Incentive Awards. The Compensation Committee reviews Incentive Award opportunities for our named executive officers and certain other associates annually to establish the financial objectives and award parameters for the current fiscal year. For fiscal 2010, each named executive officer was granted an opportunity to earn an Incentive Award under the Spartan Stores, Inc. Annual Executive Incentive Plan of 2005.

          The Committee calibrates the payout levels for threshold, target, and maximum performance by reviewing and analyzing the payout levels (relative to salary) for threshold, target, and maximum performance at the Peer Group Companies and other industry groups. This calibration process helps the Company avoid payout levels that are too high or too low relative to the companies with which we compete for talent. Depending on the actual performance attained, each named executive officer has an opportunity to receive an Incentive Award, if any, ranging from 50% to 200% of the target bonus.

          For each named executive officer, the value of the Incentive Award is solely dependent on the Company's achievement of specified levels of consolidated net earnings. If the threshold level of consolidated net earnings is not achieved, then no Incentive Awards are paid (as occurred in fiscal 2010).

          For fiscal 2010, the Incentive Award opportunity provided to each named executive officer was calculated according to the following matrix:

		Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for Fiscal 2010	Percent of Target Incentive Award Paid*

			<90%	0%

	Threshold	$30,788	90%	50%
			95%	75%
	Target	34,209	100%	100%
			105%	117%
			110%	133%
			115%	150%
			120%	167%
	Maximum	42,761	>125%	200%

*

The threshold, target, and maximum Incentive Award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target Incentive Award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

          Subject to Section 162(m) of the Internal Revenue Code and the terms of the Company's 2000 Annual Plan and 2005 Annual Plan (and their respective successor plans), the Compensation Committee may make appropriate adjustments to financial methods used to determine Incentive Awards for events that are unrelated to executive performance, such as: asset write-downs; litigation settlements or judgments; changes in tax laws, accounting principles, or other laws affecting reported results; reorganization or restructuring; extraordinary nonrecurring items, acquisitions or divestitures; foreign exchange gains and losses; and other special charges or extraordinary items.

          For fiscal 2010, the Compensation Committee established the threshold and target level of consolidated net earnings at 30.8 million and $34.2 million, respectively. The Compensation Committee established a maximum bonus for each named executive officer at the achievement of consolidated net earnings of $42.8 million or higher.

          The Company's actual performance after adjustments for extraordinary items permitted under the terms of the incentive plan for the fiscal year was 83.5% of the target level of consolidated net earnings under the annual incentive plans, which was below the threshold level of performance. Therefore the Company did not pay an Incentive Award to the Executive Chairman, the Chief Executive Officer, or any Executive Vice President. As described above, the Company did pay bonuses to certain other associates on a modified basis under the Annual Incentive Plan of 2000.

          Equity-Based Compensation. The Compensation Committee determines the number of shares of restricted stock or restricted stock units and number of shares subject to stock options granted to each named executive officer.

          For fiscal 2010, the named executive officers other than Mr. Sturken received increases in their equity compensation opportunities that moved them closer to 50th percentile market levels for corresponding positions at the Peer Group Companies.

Nevertheless, the Compensation Committee believes that equity compensation for these executives remained below the 50th percentile as of the end of fiscal 2010. Mr. Sturken was awarded equity compensation opportunity that the Committee determined was appropriate for his responsibilities, experience and performance and consistent with market data for similar positions in general industry.

Mix of Compensation Elements

          When determining the mix of share-based awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, and share availability under Company plans. Prior to fiscal 2009, the Compensation Committee determined that option awards would account for approximately 30% of the value of the share-based compensation awarded to each named executive officer, and restricted stock would account for the remaining 70%. The Compensation Committee's purpose in awarding a relatively greater amount of restricted stock was to encourage retention of executives. In fiscal 2009, the Compensation Committee determined that it was appropriate to place greater emphasis on performance and shareholder value. In fiscal 2009, the Compensation Committee determined that share-based compensation would be provided to named executive officers in a mix of 50% options and 50% restricted stock.

          For fiscal 2010, the Compensation Committee changed the mix of share-based awards to 50% restricted stock, 25% stock options, and 25% performance-based restricted stock units (based on the target value of the award at the time of the grant). The Compensation Committee believes that this slightly different mix would continue to emphasize short-term and long-term performance and shareholder value because 50% of the share-based awards derive their value, if any, from the Company's share price (for stock options) and the achievement of specified levels of earnings per share (for restricted stock units). If the Company's share price falls, the stock options will not be exercisable for value, and if the threshold level of earnings per share is not achieved (as was the case for fiscal 2010), then the restricted stock units will not be earned.

          As discussed above, the Compensation Committee generally seeks to provide each executive with the opportunity to earn net total compensation for salary, Annual Incentive Award, and equity-based incentive awards that is consistent with the 50th percentile market levels for similar positions within the Peer Group Companies and general industry (where appropriate). The Committee uses a mix of compensation elements that is weighted toward at-risk pay (i.e., annual and long-term incentives). For fiscal 2010, at-risk compensation (consisting of the target Incentive Award and equity-based incentive awards) accounted for approximately 60% of such net total compensation for our executives in the aggregate, while base salary constituted 40% of such net total compensation. The Company believes this composition results in a pay-for-performance orientation for our executives and creates incentive for our executives to focus on the profitable growth of the Company. The Compensation Committee believes this mix is consistent with the mix of compensation opportunities at the 50th percentile market levels provided to executives in similar positions at the Peer Group Companies.

Use of Independent Compensation Consultants

          In fiscal 2010, the Compensation Committee engaged Hewitt Associates LLC ("Hewitt"), a compensation consulting firm, to provide objective research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance. The services provided by Hewitt included, among others, annual benchmarking of compensation practices by position at the Peer Group Companies, preparing tally sheets for our executives, and making recommendations regarding the design and implementation of the Company's compensation programs.

          In 2008, the Compensation Committee adopted the practice of engaging the compensation consultant to provide a full review and analysis of Peer Group Company executive compensation data every two years rather than annually. The Compensation Committee requested and received a full review and analysis from the compensation consultant in fiscal 2009. For years in which the consultant does not provide a full review (i.e., fiscal 2010 and expected to be alternate years thereafter), the Compensation Committee reviews updates to information and analysis provided in the previous year by the compensation consultant. These updates are typically prepared by the Company's management and Human Resources associates. The Compensation Committee also reviews and considers independent compensation studies, compilations, analysis and surveys that are not specifically prepared or commissioned for the Company.

          Though the Compensation Committee did not engage Hewitt to perform a full review and analysis of Peer Group Company data during fiscal 2010, it did request and receive data and analysis from Hewitt regarding director and executive compensation from time to time, including the preparation of compensation tally sheets. The Company paid a total of $65,574 to Hewitt for executive compensation services provided to the Compensation Committee in fiscal 2010. Hewitt was also engaged by management to provide the Company with actuarial and investment consulting services for the Company's pension plans during fiscal 2010. The Company paid a total of $225,044 to Hewitt for these additional services in fiscal 2010.

          The Compensation Committee has engaged Towers Watson ("Towers") as its independent compensation consultant for fiscal 2011. Under the terms of its engagement, Towers will not provide any other services to the Company in fiscal 2011.

Stock Ownership Guidelines

          Spartan's Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers face downside risk and upside potential with other shareholders.

          Under these guidelines, the Company's executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified percentage of the executive's annual base salary. The percentages are as follows:

Position	Percentage of Base Salary

Executive Chairman	500%
Chief Executive Officer	500%
President	400%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents and Division Vice Presidents	100%

          Each executive is expected to achieve the target value within three years of the date that the executive first became subject to the policy by adoption of the policy or by the individual's promotion or appointment to a designated executive position. If an executive's target ownership level increases due to a promotion or an amendment to the policy, then the executive will have two additional years to achieve the target ownership level. The two additional years are measured from the later of the date of the increase or the date the executive would otherwise have been required to achieve the target ownership level before the increase. Until the specified level of ownership is achieved, executives are required to hold at least 25% of all restricted stock granted to them, and designate at least 20% of any annual bonus granted under the Company's cash incentive plans. As of March 27, 2010, all of the Company's executive officers were in compliance with the Company's stock ownership policy.

          The Board of Directors periodically reviews the stock ownership guidelines for corporate officers to help ensure that the policy effectively encourages key associates to own a meaningful equity stake in the Company, but does not interfere with the Company's ability to attract and retain talented individuals. The most recent such review took place in late 2007. For that review, the Board reviewed information provided by the Company's management and compensation consultants indicating that the typical practice for public companies who disclose such information is to require executive officers to own equity securities having a value between three and fives times the applicable executive's salary, with more senior executives having a higher multiple. Following this review, the Board of Directors increased the ownership requirements for the Chief Executive Officer by 200% of salary and for the Executive Vice Presidents by 100% of salary. The Board believes that it is appropriate to require more senior executives to own a relatively greater stake in the Company. Accordingly, the ownership requirements are set on a "sliding scale" ranging from 100% of salary for Vice Presidents to 500% of salary for the Executive Chairman and Chief Executive Officer. The Board has determined, in its judgment, that at this time the sliding scale balances the goals of promoting meaningful executive ownership with the need to compete for executive talent.

Personal Benefits, Perquisites, and Loans

          Spartan Stores has long believed that compensation in the form of executive perquisites and personal benefits does not provide transparency for shareholders or efficiently serve the goals of the Company's compensation programs. Consequently, such benefits play a very minor role in the Company's compensation program. Spartan Stores does not provide perquisites such as club memberships, use of private aircraft, use of automobiles owned or leased by the Company, security details, commuting expenses, clothing, jewelry, discounts that are not available to all associates, or personal travel unrelated to our business. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores' directors or executive officers was indebted to the Company in fiscal 2010.

Severance and Change in Control Payments

          Spartan Stores believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by attracting and retaining executives and allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. Spartan Stores also believes that cash payments upon a "double-trigger" of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, Spartan Stores has entered into an employment agreement and an executive severance agreement with each named executive officer, which are discussed in more detail elsewhere in this proxy statement.

          Under the terms of our equity based compensation plans and our executive employment and severance agreements, the CEO and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end are described in detail in the section of this Proxy Statement entitled "Potential Payments Upon Termination or Change in Control." The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company's executive officers.

          The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive's own jobs. From time to time, the Compensation Committee reviews and reassesses the termination and change in control arrangements with the named executive officers to determine whether the arrangements effectively serve their intended purposes and are consistent with prevailing practices for the markets in which the Company competes for executive talent. The Committee typically engages a compensation consultant to assist the determination of prevailing market practices.

          The most recent such review took place in 2008. After reviewing analysis provided by Hewitt Associates, the Committee determined that it was appropriate for the Company to seek a substantial reduction in the benefits payable to the Company's executives to more closely align the key terms of the agreements with market practices. The Company's executives agreed to the reductions sought by the Committee and each executive entered into a new executive employment and severance agreement that replaced the prior agreements. Key changes to the agreements included:

•

For the Chief Executive Officer, the period of time following a change in control during which a termination may trigger benefits under the Executive Severance Agreement was reduced from three years to two years. The trigger period for the other officers remains at two years.

•	The lump-sum cash payment payable to the Chief Executive Officer was reduced from three years' salary and bonus to two years' salary and bonus.

•	The reimbursement of health and life insurance benefits for the Chief Executive Officer was reduced from 36 months to 24 months.

•	The payment to the Chief Executive Officer for additional service under the Company's pension plan and Supplemental Executive Retirement Plan ("SERP") was reduced from 36 months to 24 months.

•	Each of the Company's executives will be required to accept up to a 10 percent reduction of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999.

•

Continuation of tax and financial planning benefits has been reduced to 12 months. Previous agreements provided this benefit for 36 months for the Chief Executive Officer and 24 months for other officers.

•	Outplacement assistance is now limited to $25,000 for each executive. Previous agreements provided outplacement assistance in an amount equal to 15 percent of the executive's base salary.

          In addition, the executive officers agreed to changes in the executive employment agreements that restrict the circumstances under which the executive may terminate employment for "good reason" and be entitled to severance pay.

          More recently, the executive officers have agreed to a modifications to the executive severance agreements that ensure that benefits payable upon a "change in control" of the Company may be triggered only upon the completion of a change in control transaction, and not by the shareholder approval of such a transaction. This modification eliminates the possibility that such benefits would be payable without the change in control transaction being completed.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid.

Summary Compensation Table

          The following table shows certain information concerning the compensation earned by each person who served as Chief Executive Officer during the most recently completed fiscal year, the Chief Financial Officer, and each of the Company's three most highly compensated executive officers who served in positions other than the Chief Executive Officer or Chief Financial Officer during the fiscal year ended March 27, 2010 (the officers identified in the table below are referred to in this Proxy Statement as the "named executive officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5) ($)	All other Compen- sation(6) ($)	Total ($)

Dennis Eidson, President and CEO	2010 2009 2008	615,923 545,673 438,750	- - -	828,868 536,858 414,106	196,350 403,464 125,734	- 509,420 434,720	31,834 - 18,638	16,199 38,666 34,036	1,689,174 2,034,081 1,465,984

David M. Staples, EVP and CFO	2010 2009 2008	403,539 388,750 353,652	- - -	305,027 247,321 271,488	72,450 184,750 82,732	- 213,800 249,920	23,915 - 22,334	8,419 27,541 28,066	813,350 1,062,162 1,008,192

Craig C. Sturken, Executive Chairman	2010 2009 2008	233,654 549,039 705,635	- 247,582 -	310,535 1,009,709 1,046,360	73,500 747,799 319,897	- 288,630 822,273	26,812 34,091 40,598	22,119 72,841 75,604	666,620 2,949,691 3,010,367

Theodore C. Adornato, EVP Retail Operations	2010 2009 2008	304,672 299,750 286,750	- - -	194,607 156,561 178,164	46,200 117,009 54,051	- 161,419 206,272	13,429 - 13,031	5,729 20,849 22,649	564,637 755,588 760,917

Alex J. DeYonker, EVP, General Counsel and Secretary	2010 2009 2008	348,052 342,450 332,350	- - -	194,607 156,561 178,164	46,200 117,009 54,051	- 184,402 235,700	14,116 - -	5,116 21,782 15,148	608,091 822,204 815,413

(1)

These amounts represent the portion of the grant date fair value of restricted stock, options and restricted stock units determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), and do not represent cash payments to or amounts realized by the named executive officers. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 27, 2010.

(2)

The amounts reported under "Stock Awards" include the value of restricted stock units that were granted in May 2009 and that would be earned only upon the Company's achievement of specified levels of earnings per share for fiscal 2010. Because the Company did not achieve the threshold level of earnings per share, no restricted stock units were earned for any executive officer. The grant date fair value of the unearned restricted stock unit awards were $278,868 for Mr. Eidson, $102,525 for Mr. Staples, $105,259 for Mr. Sturken, and $65,616 for each of Mr. Adornato and Mr. DeYonker. See the Grants of Plan-Based Awards

table and accompanying narrative below for information regarding the vesting schedule and other terms of the grant of restricted stock and restricted stock units to named executive officers.

(3)	See the Grants of Plan-Based Awards table and accompanying narrative below for information regarding the vesting schedule and other terms of the grant of options to named executive officers.

(4)

For fiscal 2009, all named executive officers received cash incentive awards under the 2005 Annual Plan. For fiscal 2008, incentive awards were paid to named executive officers under the 2000 Annual Plan, except for Mr. Sturken, who was paid an incentive award under the 2005 Annual Plan. Please see the Compensation Discussion and Analysis section of the proxy statement for the applicable fiscal year for details regarding how these amounts are determined.

(5)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer's accumulated benefit under the Spartan Stores Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 11, Associate Retirement Plans, to our Consolidated Financial Statements for the Fiscal Year Ended March 27, 2010. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

(6)

"All Other Compensation" includes the value of Company matching contributions to each executive's qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and company paid life insurance premiums (a benefit that is generally available to the Company's salaried associates). None of the Company's named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater. The following table provides details regarding all other compensation paid to named executive officers for fiscal 2010:

Name	Qualified Savings Plan Match	Nonqualified Savings Plan Match	Dividends on Unvested Restricted Stock	Insurance Premiums	Total

Mr. Eidson	$346	$-	$15,631	$222	$16,199
Mr. Staples	231	-	7,966	222	8,419
Mr. Sturken	87	-	21,810	222	22,119
Mr. Adornato	262	-	5,245	222	5,729
Mr. DeYonker	299	-	4,595	222	5,116

Grants of Plan-Based Awards

          The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thresh- old ($)(1)	Target ($)(1)	Maxi- mum ($)(1)	Thresh- old (#)(1)	Target (#)(1)	Maxi- mum (#)(1)
Dennis	5/15/2009	202,725	405,450	810,900							-
Eidson	5/15/2009(4)				10,200	20,400	40,800				278,868
	5/15/2009							39,600			549,252
	5/15/2009								37,400	13.87	196,350

David	5/15/2009	76,500	153,000	306,000							-
Staples	5/15/2009(4)				3,750	7,500	15,000				102,525
	5/15/2009							14,600			202,502
	5/15/2009								13,800	13.87	72,450

Craig	5/15/2009	50,625	101,250	202,500							-
Sturken	5/15/2009(4)				3,850	7,700	15,400				105,259
	5/15/2009							14,800			205,276
	5/15/2009								14,000	13.87	73,500

Theodore	5/15/2009	57,758	115,515	231,030							-
Adornato	5/15/2009(4)				2,400	4,800	9,600				65,616
	5/15/2009							9,300			128,991
	5/15/2009								8,800	13.87	46,200

Alex	5/15/2009	65,981	131,963	263,925							-
DeYonker	5/15/2009(4)				2,400	4,800	9,600				65,616
	5/15/2009							9,300			128,991
	5/15/2009								8,800	13.87	46,200

(1)

The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal 2010 under the 2005 Annual Plan. Because the threshold performance target was not achieved for fiscal 2010, no awards were paid to our named executive officers under the 2005 Annual Plan. For details regarding the 2005 Annual Plan, see the Compensation Discussion and Analysis section of this proxy statement.

(2)

In accordance with the Stock Incentive Plan of 2005, the exercise price per share equals the closing price of Spartan Stores common stock on Nasdaq on the date that the Compensation Committee grants the options (i.e., May 15, 2009). The closing price on that date was $13.87 per share.

(3)

Amount reported is the aggregate grant date fair value determined in accordance with ASC 718, and does not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 13, Stock-Based Compensation, to our consolidated audited financial statements for the fiscal year ended March 27, 2010.

(4)

Represents the grant of restricted stock units under the Stock Incentive Plan of 2005. Because the threshold performance condition for the restricted stock units was not achieved, no restricted stock units were earned for any of the named executive officers.

Discussion of Summary Compensation and Plan-Based Awards Tables

          The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the "Compensation Discussion and Analysis" section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

          Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

          The Company has entered into an Executive Employment Agreement with each of its executive officers. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company's bonus programs. Each executive officer's employment terminates automatically in the event of death, and the Company may terminate the executive's employment for disability or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

          Non-Equity Incentive Plan Awards. For fiscal 2010, named executive officers had the opportunity to earn non-equity incentive plan awards under the 2005 Annual Plan. Cash awards are paid to participants only if the Company achieves specified levels of consolidated net earnings for the fiscal year. For fiscal 2010, the threshold level of performance was not achieved and therefore no awards were paid to named executive officers. The range of awards for the fiscal year is typically determined each May by the Compensation Committee, and awards, if any, are typically paid the following May after the Company's year-end financial results are available. For details regarding how non-equity incentive awards are determined and paid, see the information regarding annual incentive plan awards in the Compensation Discussion and Analysis section of this proxy statement.

          Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

          Options. All options granted to named executive officers in fiscal 2010 were granted pursuant to the Company's Stock Incentive Plan of 2005. The options vest and are exercisable in four equal annual increments on May 1. In other words, one-fourth of the option became exercisable on May 1, 2010, the second one-fourth becomes exercisable on May 1, 2011, the third one-fourth becomes exercisable on May 1, 2012 and the final one-fourth becomes exercisable on May 1, 2013. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of termination of employment, except that for termination due to death or disability, option holders have twelve months to exercise the portion of the option that was exercisable at the time of termination, if any. If an option holder retires, then the options will continue to vest and be exercisable in accordance with the terms of the grant. In the event of a change in control (as defined in the Incentive Plan), all options will vest and become exercisable in accordance with the terms of the Incentive Plan. The exercise price of the options may be paid in cash or by surrendering shares of Spartan Stores common stock.

          Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2005. The shares vest in five equal yearly increments on May 1 of each year. In other words, the first one-fifth of the shares vest on May 1, 2010, the second one-fifth vests on May 1, 2011, the third one-fifth vests on May 1, 2012, the fourth one-fifth vests on May 1, 2013, and the final one-fifth vests on May 1, 2014. Dividends are paid on vested and unvested shares of restricted stock at the rate dividends are paid on common stock. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled, then all outstanding shares of restricted stock will vest automatically. In the event of retirement, a pro-rata portion of the outstanding shares will vest (based on the number of months of service during the vesting period divided by the length of the service period). If a change in control (as defined in the Incentive Plan) occurs, then all unvested shares of restricted stock will automatically vest.

          Restricted Stock Units. In fiscal 2010, the named executive officers were awarded the opportunity to earn restricted stock units. The restricted stock units are denominated in shares of Spartan Stores stock and convert to shares of Spartan Stores stock only if the Company achieves the threshold, target, or maximum levels of earnings per share for fiscal 2010 as specified by the Compensation Committee and disclosed in the Compensation Discussion and Analysis section of this proxy statement. Because the Company did not achieve the threshold level of earnings per share for fiscal 2010, no restricted stock units were earned for any executive officer. Had the restricted stock units been earned, they would have been subject to an additional two-year vesting period.

          All Other Compensation. The amounts reported under "All Other Compensation" include dividends paid on unvested restricted stock awards (which are paid at the same rate as dividends paid on the Company's common stock), matching payments for contributions to the Company's qualified retirement plans, and the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

          The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of March 27, 2010:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Dennis Eidson	- 2,800 8,575 510 5,300 9,000 6,250 3,125 5,000	37,400 8,400 25,725 510 5,300 3,000 - - -	13.87 23.04 22.69 22.50 28.28 13.70 11.50 3.25 2.44	5/15/2019 10/15/2018 5/16/2018 10/17/2017 5/18/2017 5/10/2016 5/11/2015 5/12/2014 3/17/2013	78,153	1,133,219

David M. Staples	- 5,250 3,750 6,000 3,125 1,563	13,800 15,750 3,750 3,000 - -	13.87 22.69 28.28 13.70 11.50 3.25	5/15/2019 5/16/2018 5/18/2017 5/10/2016 5/11/2015 5/12/2014	39,830	577,535

Craig C. Sturken	- 21,250 14,500 13,250 4,688	14,000 63,750 14,500 13,250 -	13.87 22.69 28.28 13.70 11.50	5/15/2019 5/16/2018 5/18/2017 5/10/2016 5/11/2005	109,050	1,581,225

Theodore C. Adornato	- 3,325 2,450 6,000 3,282 2,188 3,750	8,800 9,975 2,450 2,000 - - -	13.87 22.69 28.28 13.70 11.50 3.25 5.65	5/15/2019 5/16/2018 5/18/2017 5/10/2016 5/11/2015 5/12/2014 12/8/2013	26,225	380,263

Alex J. DeYonker	- 3,325 2,450 4,500	8,800 9,975 2,450 1,500	13.87 22.69 28.28 17.13	5/15/2019 5/16/2018 5/18/2017 10/1/2016	22,100	320,450

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $14.50 on March 26, 2010 as reported by the Nasdaq Global Select Market.

(3)	The following table sets forth the vesting dates for unvested option awards and restricted stock awards to each named executive officer as of March 27, 2010:

	Dennis Eidson		David M. Staples		Craig C. Sturken		Theodore C. Adornato		Alex J. DeYonker
Vesting Date	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)
5/1/2010	11,375	4,714	5,250	2,180	21,250	8,900	3,325	1,380	3,325	1,380
5/1/2010	9,350	7,920	3,450	2,920	3,500	2,960	2,200	1,860	2,200	1,860
5/10/2010	3,000	3,500	3,000	3,500	13,250	12,600	2,000	2,500	-	-
5/11/2010	-	3,750	-	3,750	-	11,250	-	2,625	-	-
5/18/2010	2,905	2,982	1,875	1,920	7,250	7,400	1,225	1,260	1,225	1,260
10/1/2010	-	-	-	-	-	-	-	-	1,500	1,750
5/1/2011	11,375	4,714	5,250	2,180	21,250	8,900	3,325	1,380	3,325	1,380
5/1/2011	9,350	7,920	3,450	2,920	3,500	2,960	2,200	1,860	2,200	1,860
5/10/2011	-	3,500	-	3,500	-	12,600	-	2,500	-	-
5/18/2011	2,905	2,982	1,875	1,920	7,250	7,400	1,225	1,260	1,225	1,260
10/1/2011	-	-	-	-	-	-	-	-	-	1,750
5/1/2012	11,375	4,714	5,250	2,180	21,250	8,900	3,325	1,380	3,325	1,380
5/1/2012	9,350	7,920	3,450	2,920	3,500	2,960	2,200	1,860	2,200	1,860
5/18/2012	-	2,983	-	1,920	-	7,400	-	1,260	-	1,260
5/1/2013	-	4,714	-	2,180	-	8,900	-	1,380	-	1,380
5/1/2013	9,350	7,920	3,450	2,920	3,500	2,960	2,200	1,860	2,200	1,860
5/1/2014	-	7,920	-	2,920	-	2,960	-	1,860	-	1,860

Option Exercises and Stock Vested Table

          The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Dennis Eidson	-	-	18,696	286,170
David M. Staples	-	-	15,100	229,964
Craig C. Sturken	-	-	51,400	783,388
Theodore C. Adornato	-	-	10,390	158,205
Alex J. DeYonker	-	-	4,390	64,395

(1)	None of the named executive officers exercised any stock options in fiscal 2010.

(2)

The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the "spread" between the closing price of Spartan Stores common stock on the date of the exercise and the exercise price of the option.

(3)	The dollar values reported in this column are calculated using the market value of the stock on the date of vesting.

Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	831,943	$ 17.39	1,347,649

Equity compensation plans not approved by security holders	0	Not applicable	0

Total	831,943	$ 17.39	1,347,649

(1)

Consists of the Spartan Stores, Inc. 1991 Stock Option Plan, the Spartan Stores, Inc. 2001 Stock Incentive Plan, the Spartan Stores, Inc. 2001 Stock Bonus Plan, and the Stock Incentive Plan of 2005. Stock options may no longer be issued under the 1991 Stock Option Plan. The numbers of shares reflected in column (c) in the table above with respect to the Stock Incentive Plan of 2005 (1,155,823 shares), the 2001 Stock Incentive Plan (73,670 shares) and the 2001 Stock Bonus Plan (118,156 shares) represent shares that may be issued other than upon the exercise of an option, warrant or right. Each plan listed above contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in Spartan Stores' capitalization.

Pension Benefits

          Our named executive officers are eligible to participate in the Spartan Stores, Inc. Cash Balance Pension Plan. All non-union associates of Spartan Stores, Inc. or Spartan Stores Associates, LLC, except associates who are classified as associates of the Company's VG's operations, are eligible to participate in the Cash Balance Pension Plan. Each associate classified as a VG's associate is eligible for Company contributions made under the Savings Plus Plan. No executive is eligible for the Company contribution for VG's associates.

          The Plan utilizes a cash balance formula under which principal credits are added annually to a participant's "account." The basic principal credit formula has been periodically amended and was suspended for the period beginning April 1, 2003 and ending March 31, 2004. As of April 1, 2004, basic principal credits were reinstated. The basic principal credit formula equals a percentage of the participant's compensation based upon a participant's years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant's Compensation

0 - 5	2.5%
6 - 15	3
16 - 25	4
26 or more	5

          In addition to the principal credits, interest credits are also added annually to a participant's account based upon the participant's account balance as of the last day of the immediately preceding calendar year. Effective as of April 1, 2004, the interest rate used for this purpose is the average of the 10-

year Treasury interest rate over the 12 months ending in November of the prior calendar year.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which may be distributed either in a monthly annuity or in a lump sum. A participant is considered vested after 3 years of vested service. For the calendar years beginning January 1, 2004 a year of vested services is credited for each calendar year that a participant is credited with 1,000 hours of service. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance.

          A participant's years of service for vesting purposes includes all service with the Company, including service in an ineligible job classification. However, for purposes of determining the participant's service for basic principal credit purposes, years of service generally only includes employment while a participant in the Plan.

          The table on the following page summarizes the pension benefits for our named executive officers.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)

Dennis Eidson	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	6.75 6.75	39,488 80,925

David M. Staples	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	9.92 9.92	78,108 86,314

Craig C. Sturken	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	6.75 6.75	44,326 159,188

Theodore C. Adornato(3)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	5.00 5.00	32,475 30,926

Alex J. DeYonker(3)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	2.00 2.00	13,721 17,637

(1)

Represents the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (March 27, 2010). For more information, see Note 11, Associate Retirement Plans, to our Consolidated Financial Statements for the Fiscal Year Ended March 27, 2010.

(2)	None of our named executive officers received a distribution from any pension plan during the fiscal year ended March 27, 2010.

(3)

Mr. Adornato's actual service to the Company exceeds his credited service by one year as of the measurement date. Mr. DeYonker's actual service to the Company exceeds his credited service by 1.25 years as of the measurement date.

Qualified defined contribution retirement plan.

          The Company maintains the Spartan Stores, Inc. Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company's non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan , subject to wage and contribution limits imposed by the Internal Revenue Code.

          The Savings Plus Plan allows for 50% matching contributions by the Company up to 6% of salary. Matching contributions are subject to a vesting schedule for associates with less than six years of service. Beginning in fiscal 2010, the Company suspended matching contributions in the Savings Plus Plan for most associates, including our named executive officers, due to the challenging economic environment.

          Each associate classified as a VG's associate who works in covered employment is eligible for a Company contribution under the Savings Plus Plan upon meeting certain eligibility requirements. This contribution is made on an annual basis in accordance with the terms of the plan. No named executive officer is eligible for this contribution.

Nonqualified defined contribution plans, and other nonqualified deferred compensation plans.

          Spartan Stores maintains two nonqualified deferred compensation plans: the Supplemental Executive Retirement Plan ("SERP"), which provides nonqualified deferred compensation benefits to Spartan Stores' officers, and the Supplemental Executive Savings Plan (the "SESP"), which is a nonqualified deferred compensation plan for Spartan Stores' officers and director-level associates.

          The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits.

          The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company's qualified savings plan, the Spartan Stores, Inc. Savings Plus Plan, due to statutory limits. Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant's savings opportunity under the Savings Plus Plan (subject to statutory limits). Prior to fiscal 2010, participants in the SESP were entitled to a Company-matching contribution that mirrored the matching 50% matching contribution under the Savings Plus Plan, except the statutory limits do not apply. Matching contributions in the SESP were suspended in April 2009 in conjunction with the suspension of matching contributions in the Savings Plus Plan due to challenging economic conditions.

          The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

          The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(2) ($)
Dennis Eidson	46,241	-	46,057	-	251,004
David M. Staples	44,156	-	47,199	-	269,871
Craig C. Sturken	38,492	-	23,494	-	390,686
Theodore C. Adornato	15,597	-	27,101	-	101,454
Alex J. DeYonker	59,984	-	34,589	-	163,045

(1)	All of the amounts in this column are also reported as either "Salary" or "Non-Equity Incentive Plan Awards" in the Summary Compensation Table of this proxy statement.

(2)

The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as "All Other Compensation" on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $66,416 for Mr. Eidson, $46,828 for Mr. Staples, $114,202 for Mr. Sturken, $29,942 for Mr. Adornato, and $16,961 for Mr. DeYonker.

Potential Payments Upon Termination or Change-in-Control

          Spartan Stores has entered into an employment agreement and severance agreement with each of its named executive officers.

          The employment agreements and severance agreements are summarized below.

Executive Employment Agreements

          Each of Spartan Stores' executive officers has an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the tables below. The termination provisions of Mr. Sturken's employment agreement differ from those of the other named executive officers in that he is required to tender his resignation as Executive Chairman annually to the Board of Directors. If the Board accepts the tendered resignation, or otherwise terminates his employment without cause, he will receive a lump-sum payment equal to one year's salary.

          Each named executive officer's employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

          Each of Spartan Stores' executive officers has an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of Spartan Stores, then the officer will receive the payments and benefits described and quantified in the tables below. Each of the Company's executives is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code.

          Spartan Stores will not provide benefits under the executive severance agreements in the event of a "nonqualifying termination." A nonqualifying termination is defined in the agreements as any of the following: termination by Spartan Stores for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets. Prior to June 2010, under the executive severance agreements a "change in control" was deemed to occur upon the shareholder approval of a change in control transaction. In June 2010, our executive officers agreed to amendments to the executive severance agreements providing that a change in control is deemed to occur only upon the effective time and consummation of a change in control transaction. This modification eliminates the possibility that benefits under the executive severance agreements would be payable if the change in control transaction is approved by shareholders but not completed.

          The Company believes that the employment agreements and executive severance agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive's family if the executive becomes disabled or dies, and additional protections in connection with a change in control of the company.

          Providing severance to our executives is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

          The executive severance agreements are even more important in the context of a change in control as we believe they will motivate and encourage each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive's compensation. We believe this benefits the Company and the potential acquirer because it enables the Company to retain and motivate the executive during the time preceding a potential change in control.

          The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on March 27, 2010 (and that no change in control took place before the triggering event).

Potential Payments upon Termination Not in Connection
with a Change in Control

	Dennis Eidson	David M. Staples	Craig C. Sturken	Theodore C. Adornato	Alex J. DeYonker
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment (3)	$ 636,000	$ 408,000	$ 150,000	$ 308,040	$ 351,900
Health Coverage Reimbursement (COBRA)(4)	16,645	16,645	-	5,273	10,648
Outplacement Assistance	10,000	10,000	-	10,000	10,000
TOTAL	662,645	434,645	150,000	323,313	372,548
Retirement (5)(6)
Restricted Stock Vesting(7)	312,227	196,129	628,605	130,994	89,777
Death or Disability (5)(6)
Restricted Stock Vesting(7)	1,133,213	577,535	1,581,225	380,262	320,450

(1)

Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or "cause" as defined in the agreements), or if the executive terminates the employment for "good reason," as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)

The Employment Agreements with each named executive officer requires lump-sum payment of an amount equal to the executive's salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer's then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination, assuming an 8.7% annual increase in the cost of coverage.

(5)

The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the "Pension Benefits" and "Non-Qualified Deferred Compensation" sections of this proxy statement.

(6)

Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited.

(7)

Under the terms of the Company's stock incentive plans, if a Plan participant retires, becomes disabled, or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer.

          The following table summarizes the potential payments and benefits payable to each of Spartan's named executive officers upon termination after a change of control of the Company, assuming that the termination took place on March 27, 2010.

Potential Payments upon Termination in
Connection with a Change in Control

	Dennis Eidson	David M. Staples	Craig C. Sturken	Theodore C. Adornato	Alex J. DeYonker

Lump Sum Payment(1)	$ 2,486,122	$ 1,119,194	$ 758,159	$ 961,990	$ 1,098,964
Acceleration of Options(2)	25,962	11,094	19,420	7,144	5,544
Acceleration of Restricted Stock(2)	1,133,213	577,535	1,581,225	380,262	320,450
Cash Balance Pension Plan Benefit and SERP Benefit(3)	74,930	45,452	28,507	29,118	26,994
Continued Benefits(4)	76,120	73,476	14,552	31,070	54,039
Outplacement Services(5)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(6)	-	-	-	-	-
Excise Tax Gross-Up(6)(7)	-	-	-	-	-
TOTAL	$ 3,821,347	$ 1,851,751	$ 2,426,863	$ 1,434,584	$ 1,530,991

(1)

Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to the sum of: (i) the executive's unpaid base salary through the date of termination, (ii) any unpaid incentive awards that have been earned and become payable, (iii) a pro-rata portion of the executive's target bonus under the Incentive Plan for the year of termination, and (iv) an amount equal to twice the sum of: (A) the higher of the executive's annual base salary rate as of the date of termination and base salary on the date before the change in control; and (B) the higher of the executive's current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination.

(2)

Upon a change in control, each officer's unvested stock options will vest and unvested shares of restricted stock will vest. The amounts in these rows represent the positive "spread" (if any) between the closing price of Spartan Stores common stock on March 26, 2010 and the exercise price of the option multiplied by the number shares subject to each option.

(3)

Each Executive Severance Agreement calls for a lump sum payment equal to: (i) the difference between the named executive officer's SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months; and (ii) a lump sum payment equal to the difference between the amount he or she would have been entitled to receive under the Spartan Stores, Inc. Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months.

(4)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(5)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(6)	Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Executive Severance Agreements require the Company to reimburse the affected associates for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the "Excise Tax Gross-Up"), except that each of the named executive officers will be required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. As reflected on the table, none of the named executive officers would have received an Excise Tax Gross-Up. Accordingly, none of the named executive officers would have been required to accept an adjustment.

(7)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 35.08% effective federal income tax rate, a 1.45% Medicare tax rate and a 4.35% state income tax rate.

Compensation of Directors

          Spartan Stores believes that attracting and retaining talented directors is of fundamental importance to the Company and its shareholders. The Compensation Committee coordinates with the Nominating and Corporate Governance Committee to evaluate whether the Company's non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	Compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	Compensation should align directors' interests with the long-term interests of shareholders; and

•	The structure of the compensation should be simple, transparent and easy for shareholders to understand.

          The Compensation Committee conducts periodic reviews of non-employee director compensation and benefits with these guiding principles in mind. The Committee also reviews compensation survey data for retail companies and companies of comparable size by revenue to help the Company compensate its directors fairly and competitively.

          Each non-executive director receives an annual retainer of $40,000 per year and $1,500 for attendance at each meeting of the Board of Directors (or $750 if attending the meeting by telephone conference), and $1,000 for attendance at any meeting of a Board committee (or $500 if attending by telephone conference). The Audit Committee chair receives an additional $7,500 fee, and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receives an additional $5,000 fee. Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended.

          In addition to an annual retainer and fees, each non-employee director receives an annual equity award having an economic value established at $65,000. The value of the equity grant was increased from $50,000 in May 2008 to more closely align director equity compensation with the 50th percentile level for such compensation for a retail group and two broad general industry groups with revenue sizes of $1 billion to $2.5 billion and between $2.5 billion and $5 billion. The annual equity award has typically been granted in the same form and percentage mix of stock options, restricted stock, or other equity awards as made to executive officers, but for fiscal 2010, the percentage mix remained at 50% restricted stock and 50% stock options with no restricted stock units awarded to non-executive directors.

          The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company's common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director. Incumbent directors at the time of the policy's adoption in 2006 have five years from the date of adoption to comply.

          On May 15, 2009, each non-executive director was issued 2,406 shares of restricted stock and options to purchase 4,676 shares of Spartan Stores common stock pursuant to the Stock Incentive Plan of 2005, which vest over a period of three years, subject to certain limitations and acceleration of vesting upon retirement from the Board.

          Our Executive Chairman, Craig C. Sturken, serves as an executive officer of the Company and is compensated for his service in that capacity. Mr. Sturken receives no additional compensation for his service as director.

          The following table provides information concerning the compensation of non-employee directors for Spartan's last completed fiscal year.

Director Compensation

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	Total(3) ($)
M. Shân Atkins	51,750	33,371	24,268	109,389
Dr. Frank M. Gambino	51,750	33,371	24,268	109,389
Frederick J. Morganthall, II	51,000	33,371	24,268	108,639
Elizabeth A. Nickels	58,250	33,371	24,268	115,889
Timothy J. O'Donovan	57,250	33,371	24,268	114,889
Kenneth T. Stevens(4)	23,000	33,371	24,268	80,639
James F. Wright	57,250	33,371	24,268	114,889

(1)

These amounts represent the portion of the grant date fair value of restricted stock and options determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 27, 2010.

(2)

On May 15, 2009 each of the directors named above received a grant of 2,406 shares of restricted stock having a grant date fair value of $13.87 (an aggregate value of $33,371) and options to purchase 4,676 shares of common stock having a grant date fair value of $5.19 (an aggregate value of $24,268). The restricted stock and options vest annually on a ratable basis over a three-year period beginning May 15, 2010 and ending May 15, 2012.

(3)

As of March 27, 2010, each director named above, except for Mr. Stevens, had 9,462 option awards outstanding (of which 1,990 were exercisable), and each director had restricted stock awards outstanding at fiscal year end in the amount of 4,103 shares. The 4,103 shares consists of 1,402 shares vesting on May 1, 2010, 497 shares vesting on May 18, 2010, 1,402 shares vesting on May 1, 2011 and 802 shares vesting on May 1, 2012.

(4)	Mr. Stevens resigned from the Board of Directors on September 11, 2009 and had no stock option or unvested stock awards outstanding as of March 27, 2010.

Compensation Committee Interlocks and Insider Participation

          Messrs. Wright and O'Donovan and Dr. Gambino served as members of the Compensation Committee during the last completed fiscal year. None of the above members of the Compensation Committee were, during the fiscal year, an officer or associate of Spartan or formerly an officer of Spartan. None of Spartan's executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity.

Compensation Committee Report

          Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and proxy statement.

Respectfully submitted,

Frank M. Gambino
Timothy J. O'Donovan
James F. Wright

Transactions with Related Persons

          Spartan Stores recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

          It is the responsibility of Spartan Stores' management to conduct an appropriate review of all transactions with "related persons" (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, Spartan Stores' general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to Spartan Stores, and the transaction is approved by the Audit Committee. There is no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors and it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is "fair" to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

          Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

          Spartan Stores has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company's internal auditor.

          There were no related person transactions requiring disclosure under SEC rules during the fiscal year ended March 27, 2010 or the current fiscal year to the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Spartan Stores and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2010, we believe that there have been no failures to timely file required reports by our directors and officers.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2011 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than February 25, 2011. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

          All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' bylaws which require that a written notice of a proposal to be considered at the Company's 2011 annual meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than February 25, 2011, if the meeting is held within 30 days of the calendar date of the 2010 annual meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged the Altman Group at an estimated cost of $6,500, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Alex J. DeYonker
Executive Vice President, General Counsel, and Secretary

Grand Rapids, Michigan
June 25, 2010

Appendix A

Proposed Amendments to Declassify the Board of Directors

New or amended language is indicated by underlining.

ARTICLE V

BOARD OF DIRECTORS; CLASSIFICATION;
VACANCIES; NOMINATIONS

          A.          The number of the directors of the Corporation shall be fixed from time to time by resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors. The number of directors of the Corporation shall not be less than three (3).

          B          The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Regardless of anything to the contrary in these Restated Articles of Incorporation, commencing with the annual meeting of shareholders that is held in calendar year 2011 (the "2011 Annual Meeting"), the directors shall be elected annually for terms of one year, except that any director in office at the 2011 Annual Meeting whose term expires at the annual meeting of shareholders held in calendar year 2012 or calendar year 2013 shall continue to hold office until the end of the term for which such director was elected and until such director's successor shall have been elected and qualified. Accordingly, at the 2011 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2012 and until such directors' successors shall have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2012, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2013 and until such directors' successors shall have been elected and qualified. At the annual meeting of shareholders in the calendar year 2013 and each annual meeting occurring thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such directors' successors shall have been elected and qualified.

          C.          Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum. Any director chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing and subject to paragraph B. of this Article V, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding the foregoing, if the holders of any class or series of preferred stock are entitled to elect one or more directors to the exclusion of other shareholders, vacancies of any directorship elected by that class or series may be filled only by majority vote of the directors elected by that class or series then in office, whether or not a quorum, or by the holders of that class or series. Subject to paragraph B. of this Article V, when the number of directors is changed, any newly created or eliminated directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

A-1

Appendix B

Proposed Amendments to Clarify the Shareholder Vote
Required to Change the Bylaws

New or amended language is indicated by underlining.

ARTICLE XII

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

                    The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute and these Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however:

          A.          Supermajority-In General. No amendment to these Restated Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Articles V, VI, VII, VIII or IX of these Restated Articles of Incorporation, or this Section A of Article XII~~, and the shareholders of the Corporation shall not have the right to alter, modify, or repeal any or all provisions of the bylaws of the Corporation~~, unless such amendment, alteration, modification, or repeal is adopted by the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock; provided, that this Section A shall not apply to, and such 2/3 vote shall not be required for, any amendment, alteration, modification, or repeal that has first been approved by the affirmative vote of 80% of the entire Board of Directors.

***

ARTICLE XIII

AMENDMENT OF BYLAWS

                    The bylaws of the Corporation may be amended, altered, or repealed, or new bylaws may be adopted at any time by the Board of Directors without shareholder approval. The bylaws of the Corporation may not be amended, altered, or repealed, or new bylaws adopted, by the shareholders of the Corporation except upon the affirmative vote of at least ~~80%~~ two-thirds (2/3) of the total voting power of all shares of stock entitled to vote in the election of directors, voting together as a single class at an annual or special meeting of shareholders.

B-1

Appendix C

Spartan Stores, Inc.
Executive Cash Incentive Plan of 2010

SECTION 1
ESTABLISHMENT AND PURPOSES OF PLAN

          1.1          Establishment of Plan. Spartan Stores, Inc., a Michigan corporation, hereby establishes the EXECUTIVE CASH INCENTIVE PLAN OF 2010 (the "Plan") for senior executive officers of the Company and its Subsidiaries. The Plan permits the award of incentive compensation in the form of performance-based incentive awards payable in cash.

          1.2          Purposes of Plan. The purposes of the Plan are to motivate Participants to achieve the Company's financial and business objectives; to allow Participants to share appropriately in the financial success of the Company; to provide a highly competitive incentive compensation opportunity; to create a linkage between Participant contribution and the Company's financial and business objectives; and to assist in the attraction, retention and motivation of senior executive officers of the Company and its Subsidiaries. The Plan is further intended to provide flexibility to the Company in structuring incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted and administered to achieve that purpose.

          1.3          Plan Document. This instrument, as amended from time to time, constitutes the governing document of the Plan.

          1.4          Effective Date. The Plan is initially effective as of the date of the first meeting of shareholders held in 2010 (the "Effective Date"). Adoption of the Plan by the Board and payment of Incentive Bonuses for Fiscal Year 2011 shall be contingent upon approval by the shareholders at the 2010 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of the Shareholders. In the absence of such approval, this Plan shall be void.

          1.5          Incentive Compensation Plan. The Plan is an incentive compensation program for Participants. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

SECTION 2
DEFINITIONS

                    The following terms shall have the definitions stated, unless the context plainly requires a different meaning. Other defined terms shall have the meanings ascribed to them herein.

          2.1          Annual Base Salary. "Annual Base Salary" means a Participant's annual salary rate in effect at the end of a Performance Period without regard to incentive compensation or bonuses or awards under this Plan or other benefits or incentive compensation plans maintained or provided by the Company.

          2.2          Affiliate. "Affiliate" means any organization controlling, controlled by or under common control with the Company.

          2.3          Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any amount payable with respect to the Participant under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant's will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits under this Plan, if any, shall be paid to the Participant's estate.

          2.4          Board. "Board" means the Board of Directors of the Company.

          2.5          Business Unit. "Business Unit" means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary as to which the Committee shall establish a Target Bonus under the Plan applicable in a Performance Period.

          2.6          Code. "Code" means the Internal Revenue Code of 1986, as amended.

          2.7          Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board designates to administer this Plan. The Committee shall consist of at least two persons, all of whom shall be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" as defined in the regulations issued under Section 162(m) of the Code.

          2.8          Common Stock. "Common Stock" means the Company's common stock, no par value.

          2.9          Company. "Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

          2.10          Fiscal Year. "Fiscal Year" means the financial reporting and taxable year of the Company as the Company may adopt from time to time.

          2.11          Incentive Bonus. "Incentive Bonus" means a bonus awarded and paid in cash to a Participant for services to the Company or its Subsidiaries during a Performance Period that is based upon achievement of pre-established performance objectives by the Company, a Subsidiary, or a Business Unit.

          2.12          Participant. "Participant" means a senior executive officer of the Company or any Subsidiary designated by the Committee to participate in this Plan for a Performance Period.

          2.13          Performance. "Performance" means the level of achievement by the Company or its Subsidiaries or Business Units of the performance goals established by the Committee pursuant to Section 5.

          2.14          Performance Period. "Performance Period" means the period of time during which the performance objectives must be achieved by the Company, a Subsidiary, or a Business Unit to determine the payout of an Incentive Bonus, if any.

          2.15          Retirement. "Retirement" means termination of employment as a result of retirement on or after the earlier of the date the Participant reaches (a) age 65; or (b) age 55, but only if such Participant has completed at least ten Years of Vested Service (as defined below) since the later of the Participant's date of hire or, if the Participant became an associate of the Company in connection with a merger or acquisition, the date of the effective time of such merger or acquisition.

          2.16          Subsidiary. "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, except that for purposes of this Plan, the term "Subsidiary" does not include Spartan Insurance Company Ltd. or SI Insurance Agency, Inc.

          2.17          Surviving Spouse. "Surviving Spouse" means the husband or wife of the Participant at the time of the Participant's death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

          2.18          Target Bonus. "Target Bonus" means the bonus goal established by the Committee for each Participant under Section 5.1(a).

          2.19          Total Disability. "Total Disability" means the condition of a Participant who is and remains eligible for total and permanent disability benefits under § 223 of the Social Security Act, as amended.

          2.20          Year of Vested Service. "Year of Vested Service" means a calendar year in which a Participant is credited with at least 1,000 hours of employment with the Company or its Subsidiaries. For the purposes of this definition, "hours of employment" include actual hours of paid work, paid leave or other time off, and hours of work missed due to military service provided that the Participant returns to work while his or her rehire rights are protected by law.

SECTION 3
ADMINISTRATION OF PLAN

          3.1          Plan Administration.

          (a)          Power and Authority. The Plan shall be administered by the Committee. Except as limited in the Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be as effective as if it had been taken at a meeting. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive on all parties. To the extent it deems necessary or appropriate, the Committee may adopt rules, policies and forms for the administration, interpretation and implementation of the Plan.

          (b)          Delegation of Authority. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or employees of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all matters as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants and (b) the nature and extent of the incentive awards granted to each Participant.

          3.3          Indemnification. A member of the Committee or any other individual or group to whom authority is delegated shall not be personally liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities, costs and expenses arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan. This Section 3.3 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such individual shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
ELIGIBILITY

          4.1          Participation. For each Performance Period, the Committee shall designate the senior executive officers of the Company or any Subsidiary who shall be Participants for that Performance Period. Senior executive officers designated as Participants after the first 90 days of any Performance Period shall not be eligible for any Incentive Bonus paid with respect to such Performance Period under this Plan. Participants shall be notified in writing and provided a written summary of the Plan.

          4.2          No Continuing Participation. Designation as a Participant for a Performance Period will not continue in effect for any subsequent Performance Period unless and until the Committee designates the individual as a Participant in the subsequent Performance Period. The Committee may terminate participation by any Participant at any time with or without cause.

SECTION 5
ESTABLISHMENT OF GOALS AND CRITERIA

          5.1          Selection of Criteria. The Committee shall preestablish performance goals for each Participant in the manner and within the time limits specified in this Section 5. For each Participant for each Performance Period, the Committee shall specify:

          (a)          Performance Period. A Performance Period, expressed as a number of Fiscal Years or other unit of time. Any Performance Period may overlap with one or more other Performance Periods.

          (b)          Target Bonus. A Target Bonus, expressed as a percentage of the Participant's Annual Base Salary or a specified dollar amount;

          (c)          Incentive Bonus. The Incentive Bonus levels, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of achievement by one or more of the Company, a Subsidiary or a Business Unit, of the performance goals established by the Committee pursuant to this Section 5;

          (d)          Performance Measurement. The applicable measurement of Performance under Section 5.2; and

          (e)          Conditions on Incentive Bonus. Any specific conditions under which an Incentive Bonus specified under subsection (b) above may be reduced or forfeited (but not increased).

The Incentive Bonus levels specified under subsection (c) above may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of the Performance or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of Performance. If the Incentive Bonus levels are expressed a matrix of percentages and the actual Performance achieved exceeds the threshold level and falls between specified levels, then the Compensation Committee may determine by interpolation the percentage of the Target Bonus that will be paid.

          5.2          Measurement of Performance. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the measurements of Performance set forth in this Section 5.2, the performance goals established by the Committee pursuant to this Section 5 shall be determined by reference to one or more of the following measurements of Performance:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;

(x)	Associate turnover;
(y)	Specified objective social goals;
(z)	Safety record.

These measurements of Performance may be used to measure Performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select the measurement of Performance set forth in subsection 5.2(k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Bonus based on the achievement of performance goals pursuant to the measurements of Performance specified in this Section 5.

          5.3          Incentive Bonus Conditioned on Performance. Except as explicitly provided in Sections 6.4, payment of an Incentive Bonus to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 5, the satisfaction of which is substantially uncertain when established by the Committee for the Performance Period. The Committee may provide, when establishing the performance goals pursuant to this Section 5, that any evaluation of performance may include or exclude any of the following events or their effects that occurs during the relevant Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable fiscal year(s), (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect the Incentive Bonus of a Participant, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

          5.4          Time of Determination by Committee. All determinations to be made by the Committee for a Performance Period pursuant to this Section 5 shall be made in writing by the Committee during the first 90 days of the Performance Period.

          5.5          Objective Standards. An Incentive Bonus shall be based solely upon objective criteria, consistent with this Section 5, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Incentive Bonus to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the performance goals it shall specify pursuant to this Section 5 of the Plan, it may not amend or waive such performance goals after the 90th day of the Performance Period. The Committee shall have no authority or discretion to increase any Incentive Bonus or to construct, modify or apply the measurement of Performance in a manner that will directly or indirectly increase the Incentive Bonus for any Participant for any Performance Period above the amount determined by the applicable objective criteria established within the first 90 days of the Performance Period.

          5.6          Committee Discretion. In the event that applicable tax laws change to permit Committee discretion to alter the governing measurements of Performance set forth in this Section 5 of the Plan without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Bonuses that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on measurements of Performance other than those set forth in this Section 5 of the Plan.

SECTION 6
DETERMINATION AND PAYMENT OF INCENTIVE BONUSES

          6.1          Committee Certification. The Incentive Bonus for each eligible Participant for a Performance Period shall be determined on the basis of the Target Bonus and Performance for the Performance Period. The Committee shall determine and, except as explicitly provided in Sections 6.4, shall certify in writing prior to payment of the Incentive Bonus that the Company Performance for the Performance Period satisfied the performance goals established by the Committee for the Performance Period. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

          6.2          Maximum Incentive Bonus. The Incentive Bonus for any Participant shall not, in any event, exceed an amount equal to the number of full or partial Fiscal Years in the Performance Period multiplied by $4,500,000.

          6.3          Payment to Participant or Beneficiary; Form of Payment. The Incentive Bonus of each Participant shall be paid to the Participant, or the Beneficiary of any deceased Participant, by the Company as soon as feasible following final determination and certification by the Committee of the amount payable and that the applicable performance goals have been satisfied and vesting by the Participant in the Incentive Bonus; provided, however, such Incentive Bonus shall be paid no later than the 15th day of the third month following the later of the end of the Performance Period for which the performance goals for the Incentive Bonus have been met and the date the Participant vests in the Incentive Bonus award. Unless otherwise elected as set forth below, each Participant will receive his or her Incentive Bonus in cash. Any Participant may elect to receive a portion of his or her Incentive Bonus to be paid in cash under this Plan in the form of Common Stock under the Company's 2001 Stock Bonus Plan (or any successor to that plan) or any other incentive award plan that the Company may adopt, provided that the Participant is a participant under the other plan with the right to elect to receive shares of Common Stock under the plan.

          6.4          Eligibility for Payment. The Incentive Bonus otherwise payable to a Participant for a Performance Period shall be adjusted as follows:

          (a)          Death, Total Disability, or Change in Control. If a Participant ceases to be a Participant because of death, Total Disability or Change in Control (as defined in the Spartan Stores, Inc. Supplemental Executive Retirement Plan), or upon a Change in Control that does not result in the termination of a Participant's employment, before the end of any Performance Period or before vesting in the applicable Incentive Bonus award, an award shall vest and be paid to the Participant or the Participant's Beneficiary if and to the extent provided by the Committee in the grant of the Incentive Bonus award. Notwithstanding the previous sentence, the Committee shall only grant awards payable upon death, Total Disability, or Change in Control in a timely manner so as to be exempt from Section 409A as provided in Section 8.8. Specifically, the award shall be paid no later than the 15th day of the third month following the date on which the Participant's rights under this subsection vest due to the Participant's death, Total Disability, or Change in Control or, if already vested, the 15th day of the third month following the date of death, Total Disability, or Change in Control. Notwithstanding the foregoing, the

Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(a).

          (b)          Retirement. If a Participant ceases to be a Participant because of Retirement before the end of any Performance Period or before vesting in the applicable Incentive Bonus award, an award shall vest and be paid to the Participant or the Participant's Beneficiary if and to the extent provided by the Committee in the grant of the Incentive Bonus award; provided, however, that the Committee shall have no authority or discretion to waive satisfaction of the Performance requirements or increase any Incentive Bonus. Notwithstanding the previous sentence, the Committee shall only grant awards payable upon Retirement in a timely manner so as to be exempt from Section 409A as provided in Section 8.8. Specifically, the award shall be paid to the Participant or the Participant's Beneficiary in accordance with Section 6.3, including, but not limited to, being paid no later than the 15th day of the third month following the later of the end of the Performance Period for which the performance goals for the Incentive Bonus have been met and the date the Participant vests in the Incentive Bonus award. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(b).

          (c)          Other Termination. If an employee ceases to be a Participant because of the Participant's termination of employment for any reason other than described in Section 6.4(a) or (b) during any Performance Period or before vesting in the applicable Incentive Bonus award, or prior to actual receipt of the award for a previous Performance Period, the Participant will not be entitled to any award for such Performance Period.

SECTION 7
TERMINATION AND AMENDMENT

                    The Board or Committee may terminate the Plan at any time, or may from time to time amend the Plan as it deems appropriate and in the best interests of the Company. No termination or amendment may impair the validity of, or the obligation of the Company to pay, any Incentive Bonus awarded for any Performance Period prior to the Performance Period in which the termination or amendment is adopted or, if later, is effective. No amendment adopted after the first 90 days of a Performance Period may directly or indirectly increase any Incentive Bonus for that Performance Period. Except as otherwise provided in this Plan and the applicable objective criteria established pursuant to this Plan for determining the amount of any Incentive Bonus for a Performance Period, no Incentive Bonuses shall be payable for the Performance Period in which the Plan is terminated, or, if later, in which the termination is effective.

SECTION 8
GENERAL PROVISIONS

          8.1          Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that Incentive Bonuses will be payable under the Plan. No Participant or other person shall have any claim to be granted any award or benefit under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan

          8.2          No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee with any contractual right to participate in or receive benefits under the Plan. No designation of a person as a Participant for any Performance Period shall create a right to any Incentive Bonus under the Plan for any other Performance Period.

          8.3          No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

          8.4          No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

          8.5          Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

          8.6          Incompetent Payee. If the Committee determines that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant's Beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan's obligations to the Participant or Beneficiary.

          8.7          Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          8.8          Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan. The Plan is intended to be exempt from Section 409A of the Code by providing for short-term deferrals as described in Treasury Regulations § 1.409A-1(b)(4) and shall be interpreted and administered to achieve that purpose.

          8.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          8.10          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the Performance necessary for payment of an Incentive Bonus under this Plan.

SECTION 9
DURATION OF THE PLAN

                    Subject to earlier termination by the Board or Committee, this Plan shall terminate without action by the Board or Committee as of the date of the first meeting of shareholders held in 2015, unless reapproved by the shareholders at such meeting or earlier. If reapproval occurs, the Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Plan terminates under this provision due to lack of reapproval by the shareholders, no Incentive Bonuses shall be paid under the Plan for any Performance Period ending on or after the date of the first meeting of shareholders held in 2015.

2010 Annual Meeting Admission Ticket

2010 Annual Meeting of
Spartan Stores, Inc. Shareholders

August 11, 2010, 10:00 am Local Time
Grand Valley State University's Eberhard Conference Center
301 W. Fulton St.
Grand Rapids, Michigan 49504

Admission Ticket Information

Spartan Stores, Inc. will be holding its Annual Meeting of Shareholders on August 11, 2010. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

If you plan to attend the Annual Meeting of shareholders, you will need this ticket to gain entrance to the meeting. You must present this ticket to gain admission to the meeting.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

You should send in your proxy or vote electronically even if you plan to attend the meeting.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2010 Annual Meeting.

Spartan Stores, Inc.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy/Voting Instruction Card - Spartan Stores, Inc.

Notice of 2010 Annual Meeting of Shareholders

Grand Valley State University's Eberhard Conference Center
301 W. Fulton St.
Grand Rapids, MI 49504

Proxy Solicited by Board of Directors for Annual Meeting - August 11, 2010

Dennis Eidson and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Spartan Stores, Inc. to be held on August 11, 2010 or at any postponement or adjournment thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees named on this proxy as directors and FOR the approval of the proposals identified in this Proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

This card also serves as voting direction to Fidelity Management Trust Company ("Fidelity"), as trustee of the Spartan Stores, Inc. Savings Plus Plan and the Spartan Stores, Inc. Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.

SPARTAN STORES, INC. Admission Ticket Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on August 11, 2010. Vote by Internet Log on to the internet and go to Follow the steps outlined on the secured website. Vote by telephone Call toll free within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 6 1. Election of Directors. For Withhold (01) Craig C. Sturken (02) Dennis Eidson (03) Frederick J. Morganthall, II For Against Abstain 2. Proposal to amend the Articles of Incorporation to declassify the Board of Directors and provide for annual elections. 3. Proposal to amend Art. XIII of the Articles of Incorporation to lower the shareholder vote needed to change the Bylaws. 4. Proposal to amend Art. XII(A) of the Articles of Incorporation to delete the shareholder vote needed to change the Bylaws. 5. Proposal to approve the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010. 6. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year. B Non-Voting Items Change of Address - Please print new address below. Meeting attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures - This section must be completed for your vote to be counted - Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.